LOAN AND SECURITY AGREEMENT

MANCHESTER INDIANA FUNDING, LLC

as Borrower

PALM BEACH MULTI-STRATEGY FUND, L.P.

as Lender

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Collateral Agent

$ 30,000,000 Loan

December 28, 2006

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Schedules and Exhibits

Schedule A
Exhibit A - Request for Advance
Exhibit B - Availability Report
Exhibit C - Compliance Certificate

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LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of December 28, 2006 between Palm Beach Multi-Strategy Fund, L.P. (“Lender”), whose corporate address is 2911 Turtle Creek Boulevard, Suite 1200, Dallas, Texas 75219, Manchester Indiana Funding, LLC, a Delaware limited liability company (“Borrower”), whose chief executive office is located at 100 Crescent Court, 7th Floor, Dallas, Texas 75201 (the “Borrower’s Address”) and The Bank of New York Trust Company N.A., or any affiliated successor thereto, as collateral agent for Lender (in such capacity, the “Collateral Agent”).

ARTICLE 1
DEFINITIONS

Section 1.1. DEFINITIONS. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the schedules, sections and subsections referred to below.

ADDITIONAL SUMS. The term “Additional Sums” shall have the meaning given to such term in Section 2.7(a) of this Agreement.

AFFILIATE. The term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

AGING PROCEDURES. The term “Aging Procedures” shall have the meaning set forth in Section 1.1(a)(i) of Schedule A attached hereto.

AGREEMENT. The term “Agreement” shall mean this Loan and Security Agreement and any amendment, supplement, restatement, modifications or extension hereof.

AGGREGATE NET POOL BALANCE. The term “Aggregate Net Pool Balance” shall have the meaning given to that term in the Fee Letter.

AMOUNT OF CREDIT LINE. The term “Amount of Credit Line” shall have the meaning set forth in Section 2.1(a)(ii) of Schedule A attached hereto.

APPLICABLE USURY LAW. The term “Applicable Usury Law” shall mean all federal and state usury Laws applicable to the Loans, the Indebtedness, this Agreement and the other Loan Documents.

APPROVED STATE. The term “Approved State” shall have the meaning set forth in Section 1.1(a)(ii) of Schedule A attached hereto.

ASSET MANAGEMENT FEE. The term “Asset Management Fee” shall have the meaning given to that term in the Fee Letter.

AUTO TITLE. The term “Auto Title” shall mean the certificate of title issued by the department of transportation or other corresponding instrumentality or agency of any state that relates to an automobile or other vehicle which is collateral for a Receivable.

AUTO TITLE PROCEDURES. The term “Auto Title Procedures” shall mean compliance by Borrower (or by Servicer on its behalf) with the following requirements:

(a) at least three (3) Business Days prior to any new advance hereunder being made, the delivery by Borrower (or by the Servicer on its behalf) to the Custodian of the application for Auto Title, related guaranty of title and all other information that was or is simultaneously being submitted to the appropriate county tax assessor collector’s office or other appropriate office (or, with respect to a Receivable as to which the related Auto Title has not been delivered to Borrower or Servicer by the third party seller and therefore such application cannot yet be submitted, a copy of the application for Auto Title and all other information that will be submitted, containing all information available to Borrower (or to Servicer) at such time; provided that fully completed copies of all such information and documentation shall be delivered to the Custodian no later than the earlier of (x) one (1) Business Day after Borrower’s (or Servicer’s) submission thereof to the appropriate county tax assessor collector’s office or other appropriate office and (y) thirty (30) days after such Receivable has been included in the Collateral Base for an advance made hereunder);

(b) no later than three (3) Business Days after receipt thereof from the appropriate county tax assessor collector’s office or other appropriate office, the delivery by Borrower (or by the Servicer on its behalf) to the Custodian of the original Auto Title reflecting Borrower as lienholder on each vehicle securing such Receivable; and

(c)  with respect to the Initial Receivables, not more than 30 days after the Effective Date the delivery by Borrower (or by the Servicer on its behalf) to the Custodian of the applications for Auto Title necessary to transfer the registered title in all such Receivables into the name of the Borrower subject to the Lien of the Collateral Agent.

AVAILABILITY REPORT. The term “Availability Report” shall mean a report executed by the Borrower in the form of Exhibit B to this Agreement.

BAILEE LETTER. The term “Bailee Letter” shall mean the letter dated December 28, 2006, from the Lender to Rick Stanley, and any amendment, supplement, restatement, modifications or extension thereof.

BLOCKED ACCOUNT. The term “Blocked Account” shall mean an account (i) initially account number 0572000211, held at First Indiana Bank in the name of GNAC, Inc.; and (ii) thereafter the account established pursuant to the Post Closing Agreement, held in the name of Lender, in either case into which Servicer shall deposit all payments received from each Obligor pursuant to the Blocked Account Agreement.

BLOCKED ACCOUNT AGREEMENT. The term “Blocked Account Agreement” shall mean the Deposit Account Control Agreement to be entered into in accordance with the Post Closing Agreement, with respect to the Blocked Account among Lender, the Collateral Agent, the Servicer and a depository bank to be chosen by Lender, and any amendment, supplement, restatement, modifications or extension thereof.

BORROWER LLC AGREEMENT. The term “Borrower LLC Agreement” shall mean the limited liability company agreement of the Borrower dated December 28, 2006, and executed by MIA, as the sole member of the Borrower, and any amendment, supplement, restatement, modifications or extension thereof.

BUSINESS DAY. The term “Business Day” shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business to the public in New York, New York.

CODE. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

COLLATERAL. The term “Collateral” shall have the meaning set forth in Section 3.1. hereof.

COLLATERAL BASE. The term “Collateral Base” shall have the meaning given to that term in the Fee Letter.

COLLATERAL AGENCY FEE LETTER. The term “Collateral Agent Fee Letter” shall mean that certain Collateral Agency Fee Schedule dated December 28, 2006 by and between Collateral Agent and Lender, and any amendment, supplement, restatement, modifications or extension thereof.

COLLECTION ACCOUNT. The term “Collection Account” shall mean account number 592610 at The Bank of New York held in the name of Lender, into which all amounts on deposit in the Blocked Account shall be wired in accordance with the Post Closing Agreement and the Blocked Account Agreement.

COMMITMENT LETTER. The term “Commitment Letter” shall have the meaning given to that term in Section 10.16 of this Agreement.

COMMONLY CONTROLLED ENTITY. The term “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with any Related Party within the meaning of Section 414(b) or (c) of the Code.

CONTRACT. The term “Contract” shall have the meaning given to that term in the Sale and Servicing Agreement.

CONTROL. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have the correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, 49% or more of the ownership interests.

CREDIT AND COLLECTION POLICY. The term “Credit and Collection Policy” shall have the meaning given to that term in the Sale and Servicing Agreement.

CROSS GUARANTY OBLIGATION. The term “Cross Guaranty Obligation” shall mean the cross guaranty obligation of Borrower pursuant to Section 2.15 of this Agreement.

CUSTODIAL AGREEMENT. The term “Custodial Agreement” shall mean that certain Custodial Agreement dated as of December 28, 2006 between Borrower, Lender, the Collateral Agent, the Servicer and the Custodian, as amended from time to time in accordance with its terms.

CUSTODIAL CERTIFICATION. The term “Custodial Certification” shall have the meaning given to that term in the Custodial Agreement.

CUSTODIAL DOCUMENTS. The term “Custodial Documents” shall have the meaning given to that term in the Custodial Agreement.

CUSTODIAN. The term “Custodian” shall mean CAR Financial Services, Inc., a Georgia Corporation, its successors and permitted assigns.

CUSTODIAN FEE. The term “Custodian Fee” shall mean the fee payable to the Custodian in accordance with the Custodial Agreement.

DEFAULT. The term “Default” shall mean an event which with the passage of time or notice or both would constitute an Event of Default.

DETERMINATION DATE. The term “Determination Date” shall mean, with respect to any Settlement Date, the fourth Business Day preceding such Settlement Date.

DEFAULT RATE. The term “Default Rate” shall have the meaning given to that term in the Fee Letter.

DISTRIBUTION. The term “Distributions” shall mean, during any period of determination, (i) any dividends or other distribution of earnings to any Related Party’s shareholders, members or equity holders, (ii) the net increase in the outstanding balance of all obligations or indebtedness due from any Related Party’s shareholders, members or equity holders to such Related Party and (iii) the net decrease in the outstanding balance of all obligations or indebtedness due from any Related Party to such Related Party’s shareholders, members or equity holders.

EFFECTIVE DATE. The term “Effective Date” shall mean December 28, 2006.

ELIGIBLE INVESTMENTS. The term “Eligible Investments” means any one or more of the following obligations or securities; (i) the direct obligations of, and obligations the timely payment of which are fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; (ii) domestic and eurodollar certificates of deposit, time deposits and bankers’ acceptances (which shall each have a maturity of not more than 90 days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including The Bank of New York or Lender acting in its commercial banking capacity) and subject to supervision and examination by federal and/or state banking authorities, or any foreign bank, which are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; (iii) commercial paper of United States and foreign banks which are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; (iv) any The Bank of New York money market fund that is rated at least “AAm” or “AAmg” by S&P and “Aa2” by Moody’s (provided that there is no r-highlighter affixing to such rating); and (v) such other liquid investments as agreed to by Lender in writing.

ELIGIBLE RECEIVABLES. The term “Eligible Receivables” shall mean those Receivables of Borrower that are acceptable to Lender, in its discretion, and, in each case, that meet, at a minimum, all of the following requirements:

(a) are originated by Seller (or, solely with respect to the Initial Receivables, by MIO) and arise from the extension of credit, the sale and delivery of goods or the rendering of services in the ordinary course of Seller’s business and have been validly assigned to Borrower by Seller pursuant to the Sale and Servicing Agreement and the related Transfer Instrument;

(b) represent a valid and binding obligation of the related Obligor enforceable in accordance with its terms for the amount outstanding thereof without offset, counterclaim or defense (whether actual or alleged);

(c) as to which the Obligor thereunder is personally liable pursuant to the applicable Contract;

(d) comply in all respects with all applicable Laws, including, but not limited to, truth in lending and credit disclosure laws and regulations and all applicable state and federal usury laws;

(e) as to which the related Contract in form and substance acceptable to Lender has been delivered to the Custodian pursuant to the terms of Section 3.3 and as to which all amounts and information appearing on such Contract or otherwise furnished to Lender or the Custodian in connection therewith are true and correct and undisputed by the Obligor thereon or any guarantor thereof;

(f) as to which the related Obligor, on the one hand, and the Borrower, the Seller or the Servicer, on the other hand, are not engaged in any litigation, including any action regarding nonpayment thereof;

(g) none of the Receivables, the Obligor thereon or any guarantor thereof is subject to any receivership, insolvency or bankruptcy proceeding, nor is any Obligor thereon or any guarantor thereof insolvent or has failed to meet its debts as they mature;

(h) Borrower has good and sufficient right to pledge, assign and deliver the Receivables free and clear from all Liens whatsoever;

(i) neither the Obligor thereon nor any guarantor thereof is employed by, related to or affiliated with Borrower, the Seller, the Servicer, any Guarantor, or any of their respective Affiliates;

(j) no condition exists that materially or adversely affects the value of the Receivables or jeopardizes any security therefor;

(k) if the Receivables arise from the sale of goods, such goods have been delivered and accepted by the Obligor and are still subject to the lawful possession and control of the Obligor and have not been otherwise returned to or repossessed by Borrower, the Seller, the Servicer or any Guarantor;

(l) has not been renewed or extended;

(m) the current principal amount thereof does not exceed the Maximum Amount of an Eligible Receivable and the original term thereof does not exceed the Maximum Term of an Eligible Receivable;

(n) satisfies the Eligibility Test and has been reported to Lender in compliance with the Aging Procedures;

(o) is not evidenced by a judgment or has not been reduced to judgment;

(p) is not an open account or a revolving line of credit;

(q) is evidenced by a Contract and bearing interest or containing a time price differential, which have been executed by the Obligor;

(r) the Obligor thereunder is a legal resident of the United States;

(s) payments under the Receivable are to be made in United States dollars;

(t) the number of days between contractual payment dates of a Receivable does not exceed thirty-one (31) days;

(u) complies with all Underwriting Guidelines;

(v) has been originated in an Approved State; and

(w) payment thereof is secured by a first priority Lien in the related Obligor’s automobile or other vehicle, free and clear of any Liens of other Persons (including without limitation any mechanic’s lien or claim for work, labor or material affecting such vehicle) and as to which all Auto Title Procedures have been complied with in all respects.

ELIGIBILITY TEST. The term “Eligibility Test” shall have the meaning set forth in Section 1.1(a)(iii) of Schedule A attached hereto.

ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

EVENT OF DEFAULT. The term “Event of Default” shall have the meaning given to such term in Section 7.1.

FACILITY TERMINATION DATE. The term “Facility Termination Date” shall mean the earliest date in which any of the following shall occur: (i) a Voluntary Termination Date, (ii) the Maturity Date or (iii) the acceleration of the indebtedness pursuant to Section 7.2 of this Agreement.

FEE LETTER. The term “Fee Letter” shall mean the fee letter dated the date hereof between Lender, the Borrower, and Manchester, as amended from time to time in accordance with its terms.

FINANCED VEHICLE. The term “Financed Vehicle” shall have the meaning given to that term in the Sale and Servicing Agreement.

GAAP. The term “GAAP” shall mean generally accepted accounting principles and other standards as promulgated by the American Institute of Certified Public Accountants.

GUARANTOR. The term “Guarantor” shall mean any Person or Persons who have now executed or hereafter execute a guaranty agreement in favor of Lender with respect to all or any part of the Indebtedness, including, without limitation, the Persons listed in Section 1.1(c) of Schedule A attached hereto.

GUARANTOR ACCOUNT CONTROL AGREEMENTS. The term “Guarantor Account Control Agreements” shall have the meaning given to that term in the Guarantor Security Agreement.

GUARANTOR DEFAULT. The term “Guarantor Default” shall have the meaning given to that term in the Guarantor Security Agreement.

GUARANTOR SECURITY AGREEMENT. The term “Guarantor Security Agreement” shall mean the Security Agreement dated December 28, 2006, executed by Manchester, MIA, MIO, Lender, and the Collateral Agent, and any amendment, supplement, restatement, modifications or extension thereof.

GUARANTY. The term “Guaranty” shall mean the Guaranty dated December 28, 2006 executed by Manchester, MIA and MIO in favor of Lender, and any amendment, supplement, restatement, modifications or extension thereof.

INDEBTEDNESS. The term “Indebtedness” shall mean all amounts advanced hereunder by Lender to Borrower together with all accrued and unpaid interest and all other amounts owing or becoming owing to any Secured Party by Borrower or any other Related Party under or pursuant to the Loan Documents (including, without limitation, pursuant to Section 2.15 hereof), whether direct or indirect, absolute or contingent, now or hereafter existing, whether pursuant to the terms of this Agreement or any document or instrument evidencing or securing the transaction contemplated hereby.

INDEPENDENT MANAGER. The term “Independent Manager” shall mean a natural person who is not at the time of initial appointment as a manager or at any time while serving as a manager of the Borrower and has not been at any time during the five (5) years preceding such initial appointment:

(a) a stockholder, director, manager (with the exception of serving as an Independent Manager of the Borrower), officer, trustee, employee, partner, member, attorney or counsel of the Borrower, MIA in its capacity as the member of the Borrower or any Affiliate of either of them;

(b) a creditor, customer, supplier or other person who derives any of its purchases or revenues from its activities with the Borrower, MIA in its capacity as the member of the Borrower, or any Affiliate or either of them;

(c) a Person Controlling or under common Control with any Person excluded from serving as Independent Manager under (a) or (b); or

(d) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Manager under (a) or (b).

A natural person who satisfies the foregoing definition other than subparagraphs (a) or (b) shall not be disqualified from serving as an Independent Manager of the Borrower if such individual is an Independent Manager provided by a nationally-recognized company that provides professional independent managers (a “Professional Independent Manager”) and other corporate services in the ordinary course of its business.

INITIAL RECEIVABLES. The term “Initial Receivables” shall mean all Eligible Receivables listed in the schedule to the Notice of Pledge (as defined in the Custodial Agreement) dated December 28, 2006.

ITEMS. The term “Items” shall mean all cash payments, checks, drafts, or similar items of payment upon and/or proceeds of the Receivables.

LAW. The term “Law” shall mean any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof.

LIABILITIES. The term “Liabilities” shall mean, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

LIEN. The term “Lien” shall mean, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also includes any financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whither such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

LIQUIDATED DAMAGES. The term “Liquidated Damages” shall have the meaning given to that term in the Fee Letter.

LOANS. The term “Loans” shall mean the Term Loan and the Revolving Loan.

LOAN DOCUMENTS. The term “Loan Documents” shall mean this Agreement, the Note, the Schedule, the Guaranty, the Guarantor Security Agreement, each Guarantor Account Control Agreement, the Fee Letter, the Sale and Servicing Agreement, each Transfer Instrument, the Borrower LLC Agreement, the Blocked Account Agreement, any Lockbox Agreement, the Custodial Agreement, the Collateral Agent Fee Letter, the Post Closing Agreement and all other documents, instruments, writings and other agreements executed in connection with this Agreement, together with any and all renewals, amendments, restatements or replacements thereof.

LOCKBOX. The term “Lockbox” shall mean any lockbox account set up pursuant to Section 3.9, into which all Obligors are directed to mail all payments in connection with all Receivables, and from which all cash receipts shall be deposited into the Blocked Account.

LOCKBOX AGREEMENT. The term “Lockbox Agreement” shall mean any agreement governing a Lockbox, in form and substance satisfactory to Lender in its sole discretion, as such may be amended, restated or otherwise modified from time to time.

MANCHESTER. The term “Manchester” shall mean Manchester Inc., a Nevada Corporation, together with its successors and permitted assigns.

MANCHESTER SPE. The term “Manchester SPE” shall mean Nice Cars Funding, LLC, a Delaware limited liability company, and each other SPE (whether formed before, on or after the date hereof but excluding Borrower) which is at any time before, on or after the date hereof Controlled by Manchester.

MANCHESTER SPE INDEBTEDNESS. The term “Manchester SPE Indebtedness” shall mean all indebtedness (including, without limitation, principal, interest, fees and any other amounts), liabilities and obligations of any Manchester SPE which may at any time be owed to Lender, whether incurred before, on or after the date hereof, and howsoever arising.

MATERIAL ACTION. The term “Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Borrower, to file a petition seeking, or consent to, reorganization or relief with respect to the Borrower under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Borrower or a substantial part of its property, to make any assignment for the benefit of creditors of the Borrower, to admit in writing the Borrower’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

MATERIAL ADVERSE EFFECT. The term “Material Adverse Effect” means (i) a material and adverse effect on (a) Borrower’s, any Related Party’s, the Servicer’s or the Seller’s financial condition, consolidated or otherwise, (b) Borrower’s, any Related Party’s, the Servicer’s or the Seller’s consolidated business, assets, operations, properties or prospects, considered as a whole, or (c) Borrower’s ability to timely pay the Indebtedness or any Related Party’s, the Servicer’s or the Seller’s ability to timely pay its obligations as they come due (ii) a material and adverse effect on the validity or enforceability of any Loan Document against any Related Party, the Servicer or the Seller (to the extent a party thereto); or (iii) a material and adverse effect on the validity, perfection or priority of any Lien on a material portion of the Collateral or any other assets intended to be granted under or pursuant to any Loan Document to secure the Indebtedness.

MATURITY DATE. The term “Maturity Date” shall have the meaning set forth in Section 1.1(d) of Schedule A attached hereto.

MAXIMUM AMOUNT OF AN ELIGIBLE RECEIVABLE. The term “Maximum Amount of an Eligible Receivable” shall have the meaning set forth in Section 1.1(a)(iv) of Schedule A attached hereto.

MAXIMUM RATE. The term “Maximum Rate” shall mean the highest lawful and nonusurious rate of interest that at any time or from time to time may be contracted for, taken, reserved, charged, or received on the Note and the Indebtedness under Applicable Usury Law.

MAXIMUM TERM OF AN ELIGIBLE RECEIVABLE. The term “Maximum Term of an Eligible Receivable” shall have the meaning set forth in Section 1.1(a)(v) of Schedule A attached hereto.

MIA. The term “MIA” shall mean Manchester Indiana Acceptance, Inc., a Delaware corporation, together with its successors and permitted assigns.

MIO. The term “MIO” shall mean Manchester Indiana Operations, Inc., a Delaware corporation, together with its successors and permitted assigns.

NET TERM POOL BALANCE. The term “Net Term Pool Balance” shall have the meaning given to that term in the Fee Letter.

NET REVOLVING POOL BALANCE. The term “Net Revolving Pool Balance” shall have the meaning given to that term in the Fee Letter.

NOTE. The term “Note” shall mean that certain promissory note dated December 28, 2006 in the aggregate principal amount of $30,000,000, executed by Borrower and payable to the order of Lender, and all renewals, extensions, restatements, amendments, supplements or modifications thereof.

OBLIGOR. The term “Obligor” shall mean any Person or Persons that is or are an obligor (including without limitation any co-signor or guarantor) in respect of any Receivable.

OTHER CONVEYED PROPERTY. The term “Other Conveyed Property” shall have the meaning given to that term in the Sale and Servicing Agreement.

PATRIOT ACT. The term “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

PERSON. The term “Person” shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, joint venture, joint stock company, association, trust, unincorporated organization or any other entity or organization, including without limitation a government or agency or political subdivision thereof.

PLAN. The term “Plan” shall mean any pension plan that is covered by Title IV of ERISA and with respect to which Borrower or a Commonly Controlled Entity is an “Employer” as defined in section 3(5) of ERISA.

POST CLOSING AGREEMENT. The term “Post Closing Agreement” shall mean the Post Closing Agreement dated December 28, 2006 among Manchester, MIA, MIO, the Borrower and Lender, as amended, and restated or otherwise modified from time to time.

PRIME RATE. The term “Prime Rate” shall mean the “Prime” rate of interest published each business day in The Wall Street Journal as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the highest of such “Prime Rates” shall be used. In the event that The Wall Street Journal is no longer published or ceases to publish the “Prime Rate”, Lender may substitute another publication publishing the “Prime Rate”, reasonably acceptable to Lender. In the event that “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, Lender may substitute another rate approximating the “Prime Rate” (and which substitute rate may be reasonably adjusted by Lender to the effect that such substitute rate will provide for an interest rate equivalent to the Stated Interest Rate which would have been effective if the “Prime Rate” were published).

RECEIVABLES. The term “Receivables” shall mean all retail installment sale contracts for Financed Vehicles conveyed to the Borrower from time to time pursuant to the Sale and Servicing Agreement and any Transfer Instrument and all rights of the Borrower thereunder.

RELATED PARTY. The term “Related Party” shall mean, collectively, the Borrower, the Seller, the Servicer, Manchester, MIA, MIO, each Guarantor and each other Person who have pledged or may at any time pledge any of their assets as collateral for the Indebtedness pursuant to this Agreement or any other Loan Document.

REQUEST FOR ADVANCE. The term “Request for Advance” shall mean a written request for an advance in the form of Exhibit A attached hereto and made a part hereof.

REQUEST FOR RELEASE OF DOCUMENTS. The term “Request for Release of Documents” shall have the meaning given to that term in the Custodial Agreement.

REPOSSESSION EXCESS AMOUNT. The term “Repossession Excess Amount” shall have the meaning given to that term in the Fee Letter.

RESERVE ACCOUNT SIDE LETTER AGREEMENT. The term “Reserve Account Side Letter Agreement” shall mean the Letter Agreement dated December 28, 2006 from Brazos Equities, LLC, to the Lender, as amended, and restated or otherwise modified from time to time.

REVOLVING APPLICABLE MARGIN. The term “Revolving Applicable Margin” shall have the meaning given to that term in the Fee Letter.

REVOLVING FACILITY. The term “Revolving Facility” shall mean the revolving loan facility granted to Borrower by Lender on the terms of Section 2.1(c) hereof.

REVOLVING FACILITY LIMIT. The term “Revolving Facility Limit” shall mean, as of any date of determination, an amount equal to the Amount of Credit Line less the principal balance of the Term Loan as of such date.

REVOLVING LOAN. The term “Revolving Loan” shall have the meaning given to that term in Section 2.1(c) of this Agreement.

REVOLVING LOAN BORROWING BASE. The term “Revolving Loan Borrowing Base” shall have the meaning given to that term in the Fee Letter.

REVOLVING LOAN RECEIVABLES POOL. The term “Revolving Loan Receivables Pool” shall mean all Eligible Receivables listed in schedules to Notices of Pledge (as defined in the Custodial Agreement) dated after the Effective Date, together with any Eligible Receivables which become part of the Revolving Loan Receivables Pool pursuant to Section 2.5 of this Agreement provided that, when the principal balance of the Term Loan has been reduced to zero, the “Revolving Loan Receivables Pool” shall mean all Eligible Receivables.

SALE AND SERVICING AGREEMENT. The term “Sale and Servicing Agreement” shall mean the Sale and Servicing Agreement dated December 28, 2006 among the Borrower, the Seller and the Servicer, as amended, and restated or otherwise modified from time to time.

SCHEDULE A. The term “Schedule A” shall mean Schedule A of this Agreement dated December 28, 2006 executed by Borrower, as amended, supplemented or restated from time to time, upon written agreement of Lender and Borrower.

SECURED OBLIGATIONS. The term “Secured Obligations” shall have the meaning given to that term in Section 3.1.

SECURED PARTIES. The term “Secured Parties” shall mean Lender and the Collateral Agent.

SELLER. The term “Seller” shall mean MIA, in its capacity as the Seller under the Sale and Servicing Agreement.

SELLER DEFAULT. The term “Seller Default” shall have the meaning given to that term in Annex A of the Sale and Servicing Agreement.

SERVICER. The term “Servicer” shall mean Manchester, in its capacity as Servicer under the Sale and Servicing Agreement, together with its successors and permitted assigns in such capacity.

SERVICER TERMINATION EVENT. The term “Servicer Termination Event” shall have the meaning given to that term in the Sale and Servicing Agreement.

SERVICING FEE. The term “Servicing Fee” shall have the meaning given to that term in the Sale and Servicing Agreement.

SERVICING GUIDELINES. The term “Servicing Guidelines” shall have the meaning given to that term in the Sale and Servicing Agreement.

SETTLEMENT DATE. The term “Settlement Date” means, the 15th day of each calendar month (or, if such day is not a Business Day, the next following Business Day).

SPE. The term “SPE” shall mean a special purpose entity whose formation documents contain restrictions on its activities similar to those set forth in Section 6.3 of this Agreement.

STATED INTEREST RATE. The term “Stated Interest Rate” shall have the meaning given to that term in the Fee Letter.

TERM APPLICABLE MARGIN. The term “Term Applicable Margin” shall have the meaning given to that term in the Fee Letter,

TERM LOAN. The term “Term Loan” shall have the meaning given to that term in Section 2.1(a) of this Agreement.

TERM LOAN FLOOR. The term “Term Loan Floor” shall have the meaning given to that term in the Fee Letter.

TERM LOAN TARGET AMOUNT. The term “Term Loan Target Amount” shall have the meaning given to that term in the Fee Letter.

TERM LOAN RECEIVABLES POOL. The term “Term Loan Receivables Pool” shall mean the Eligible Receivables listed in the schedules to each Notice of Pledge (as defined in the Custodial Agreement) dated on or prior to the Effective Date, together with any Eligible Receivables which become part of the Term Loan Receivables Pool pursuant to Section 2.5 of this Agreement.

TRANSFER INSTRUMENT. The term “Transfer Instrument” shall have the meaning given to that term in the Sale and Servicing Agreement.

UCC. The term “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

UNDERWRITING GUIDELINES. The term “Underwriting Guidelines” shall mean the Seller’s customary credit and underwriting guidelines as of the date hereof, a copy of which has been delivered to Lender, as such guidelines are amended from time to time; provided that such amendments have been approved by Lender in writing.

VOLUNTARY TERMINATION. The term “Voluntary Termination” shall have the meaning given to such term in Section 2.6 of this Agreement.

VOLUNTARY TERMINATION DATE. The term “Voluntary Termination Date” shall have the meaning given to such term in Section 2.6 of this Agreement.

VOLUNTARY TERMINATION NOTICE. The term “Voluntary Termination Notice” shall have the meaning given to such term in Section 2.6 of this Agreement.

Section 1.2. EXHIBITS AND SCHEDULES; ADDITIONAL DEFINITIONS. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to Schedule A for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference. All terms defined in the UCC and not otherwise defined herein (including, without limitation, chattel paper, commercial tort claims, deposit accounts, documents, equipment, fixtures, general intangibles, goods, instruments, inventory, investment property, letter-of-credit rights, supporting obligations, and proceeds) shall have the meanings assigned to them in the UCC. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.3. AMENDMENT OF DEFINED DOCUMENTS. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or documents provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.4. REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Exhibits and Schedules to any Loan Document shall be deemed incorporated by reference in such Loan Document. References to any document, instrument, or agreement (a) shall include all exhibits, schedules and other attachments thereto and (b) shall include all documents, instruments or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. References to “days” shall mean calendar days unless the term Business Day is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

ARTICLE 2
LOAN(S), INTEREST RATE AND OTHER CHARGES; GUARANTY

Section 2.1. TERM LOAN AND REVOLVING FACILITY.

(a) Subject to the terms, covenants and conditions hereinafter set forth (including, without limitation, the terms set forth in Schedule A attached hereto), Lender hereby agrees to make to Borrower on the date hereof a term loan (the “Term Loan”) in a principal amount of $21,103,692.02.

(b) Borrower hereby covenants to pay to Lender the entire principal amount of the Term Loan, together with accrued interest thereon, on or before the Maturity Date (subject to earlier mandatory repayment on the terms of this Agreement), and to repay principal of the Term Loan as provided under Section 2.5 and Section 2.11 of this Agreement. The Borrower shall not be permitted to reborrow repayments of principal of the Term Loan for any reason.

(c) Subject to the terms, covenants and conditions hereinafter set forth (including, without limitation, the terms set forth in Schedule A attached hereto), Lender agrees upon the Borrower’s request from time to time (but in no event more often than once per week) until the Maturity Date, to make advances to Borrower under the Revolving Facility (such advances, the “Revolving Loan”) in an aggregate amount not to exceed at any time outstanding the lesser of the following: (i) the Revolving Facility Limit or (ii) the Revolving Loan Borrowing Base. The minimum amount of any advance made hereunder shall not be less than the amount set forth in Section 2.1(a)(i) of Schedule A hereto. Within the limits of this Section 2.1(c), Borrower may borrow, repay and reborrow advances under the Revolving Facility.

(d) The obligation of Borrower to repay to Lender the aggregate amount of the Loans made by Lender, together with interest accruing in connection therewith, is evidenced by the Note. The amount of principal owing on the Note at any given time shall be the aggregate amount of the Loans theretofore made by Lender minus all payments of principal theretofore received by Lender on the Note. Interest on the Note shall accrue and be due and payable as provided herein and therein. The Note shall be due and payable as provided herein and therein and shall be due and payable in full on the Maturity Date and Borrower unconditionally promises to pay the Note in full on the Maturity Date.

Section 2.2. INTEREST RATE.

(a) Unless the Default Rate shall apply, the outstanding principal balances of the Term Loan and the Revolving Loan shall bear interest at the applicable Stated Interest Rate on each day outstanding. If Lender is ever prevented from charging or collecting interest at the applicable Stated Interest Rate because interest at such rate would exceed the Maximum Rate, then the applicable Stated Interest Rate shall be the Maximum Rate until Lender has charged and collected the full amount of interest chargeable and collectable had the applicable Stated Interest Rate always been lawfully chargeable and collectible.

(b) Interest due on the principal balance of the Loans outstanding shall be payable monthly in arrears and shall be computed for the actual number of days elapsed during the month in question on the basis of a year consisting of three hundred sixty (360) days and shall be calculated by determining the average daily principal balance outstanding for each day of the month in question. The daily rate shall be equal to 1/360th times the applicable Stated Interest Rate (but shall not exceed the Maximum Rate).

Section 2.3. PAYMENTS. Borrower will make each payment which it owes under the Loan Documents to Lender in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. The Borrower’s obligations to make payments to Lender hereunder may be satisfied either by payment being made to Lender by the Collateral Agent from the Collection Account pursuant to Section 2.11 or by payment being made by the Borrower directly to Lender. Each such payment must be received by Lender not later than noon, New York, New York time, on the date such payment becomes due and payable. Any payment received by Lender after such time will be deemed to have been made on the following Business Day Each payment under a Loan Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of the Note. The Indebtedness shall be due and payable as follows:

(a) Accrued but unpaid interest for each calendar month during the term hereof shall be due and payable, in arrears, on or before the related Settlement Date, and with respect to any month in which a Facility Termination Date occurs, accrued but unpaid interest for such calendar month commencing on the first day of such month and continuing through the Facility Termination Date shall be due and payable, in arrears, on the Facility Termination Date;

(b) Costs, fees and expenses payable pursuant to this Agreement shall be due and payable by Borrower to Lender or to such other person(s) designated by Lender in writing on demand; and

(c) The entire outstanding balance of the Indebtedness shall be due and payable, if not prepaid, on the Facility Termination Date.

Section 2.4. PAYMENT DUE ON A NON-BUSINESS DAY. If any payment of the Indebtedness falls due on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due.

Section 2.5. MANDATORY PAYMENTS. If at any time the aggregate principal amount of the Loans exceed the Collateral Base, Borrower shall immediately and without notice repay to Lender a principal amount of the Loans (to be applied first to the Term Loan until reduced to zero and second to the Revolving Loan) or otherwise in the discretion of the Lender sufficient to eliminate such excess or, with the Lender’s prior written consent, assign and deliver additional Eligible Receivables sufficient for such purpose (which additional Eligible Receivables shall become part of the Term Loan Receivables Pool unless the principal balance of the Term Loan is reduced to zero, in which case such Eligible Receivables shall become part of the Revolving Loan Receivables Pool).

If at any time the principal amount of the Revolving Loan exceeds the lesser of (i) the Revolving Facility Limit and (ii) the Revolving Loan Borrowing Base, Borrower shall immediately and without notice, repay to Lender an amount sufficient to eliminate such excess, or, with the Lender’s prior written consent, assign and deliver additional Eligible Receivables sufficient for such purpose (which additional Eligible Receivables shall become part of the Revolving Loan Receivables Pool).

In the event Borrower sells, transfers, assigns or otherwise disposes of all or any portion of its Receivables, other than in the ordinary course of business (subject at all times to the restrictions set forth in Section 6.2(c) of this Agreement), Borrower shall immediately apply all proceeds of any such sale, transfer, assignment or other disposition to reduce the outstanding balance of the Indebtedness in accordance with Section 2.9.

Section 2.6. VOLUNTARY PREPAYMENTS. Borrower may, at any time, terminate financing under this Agreement and prepay the Indebtedness in full (but not in part except as expressly provided herein) (a “Voluntary Termination”) by providing Lender with written notice (the “Voluntary Termination Notice”) at least ninety (90) calendar days prior to the specific date upon which Borrower intends to cease financing hereunder and prepay the Indebtedness in full (the “Voluntary Termination Date”). After receipt of the Voluntary Termination Notice, Lender shall cease making advances under this Agreement and all Indebtedness shall be immediately due and payable upon the earlier of the Maturity Date or the Voluntary Termination Date, as applicable. In connection with a Voluntary Termination, the Indebtedness owing and to be paid by Borrower to Lender on the Voluntary Termination Date shall include as liquidated damages, not as a penalty, the Liquidated Damages. Notwithstanding any other provision of any Loan Document, no termination of financing under this Agreement shall affect Lender’s rights or any of the Indebtedness existing as of the Voluntary Termination Date, and the provisions of the Loan Documents shall continue to be fully operative until the Indebtedness (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full. The Liens granted to the Collateral Agent for the benefit of Lender under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of Secured Parties thereunder shall continue in full force and effect until (a) all of the Indebtedness (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) has been fully performed and indefeasibly paid in full in cash, and (b) financing under this Agreement has been terminated, as provided herein. Lender hereby agrees to give Borrower written confirmation of the amount of the Indebtedness in a timely fashion following receipt of a Voluntary Termination Notice. Except as provided in this Section 2.6 or as otherwise expressly provided in this Agreement, Borrower may not voluntarily prepay the Term Loan or the Revolving Loan.

Section 2.7. MAXIMUM INTEREST; CONTROLLING AGREEMENT. The contracted rate of interest on the Loans without limitation, shall consist of the following: (i) the Stated Interest Rate, calculated and applied to the principal balance of the Note in accordance with the provisions of the Note and this Agreement; (ii) additional interest charged when the Default Rate is charged pursuant to the terms hereof, calculated and applied to the amounts due under the Note in accordance with the provisions of the Note and this Agreement; and (iii) all Additional Sums, if any. Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements.

(a) All fees, charges, float, goods, things in action or any other sums or things of value (other than amounts described in the immediately previous paragraph), paid or payable by Borrower (collectively, the “Additional Sums”), whether pursuant to the Note, this Agreement or any other documents or instruments in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that under any applicable Law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable Law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and “contracted for rate of interest” of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

(b) It is the intent of the parties to comply with Applicable Usury Law. Accordingly, it is agreed that notwithstanding any provisions to the contrary in the Loan Documents, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall the Loan Documents or such other documents require the payment or permit the collection of interest in excess of the Maximum Rate permitted by Applicable Usury Law. In the event (i) any such excess of interest otherwise would be contracted for, charged or received from Borrower or otherwise in connection with the Loans or other Indebtedness, or (ii) the Maturity Date is accelerated in whole or in part, or (iii) all or part of the principal or interest of the Loans shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received in connection with the Loans, would exceed the Maximum Rate permitted by Applicable Usury Law, then in any such event (1) the provisions of this paragraph shall govern and control, (2) neither Borrower, any Guarantor nor any other Person now or hereafter liable for the payment of any Indebtedness will be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Indebtedness or refunded to Borrower, at Lender’s option, and (4) the effective rate of interest will be automatically reduced to the Maximum Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by Applicable Usury Law, (i) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the Loans, all interest at any time contracted for, charged or received from Borrower or otherwise in connection with the Loans; and (ii) in the event that the effective rate of interest on the Loans should at any time exceed the Maximum Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by Applicable Usury Law shall be paid to Lender from time to time, if and when the effective interest rate on the Loans otherwise falls below the Maximum Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Rate, until the entire amount of interest which would have otherwise been collected had there been no ceiling imposed by Applicable Usury Law has been paid in full. Borrower further agrees that should the Maximum Rate be increased at any time hereafter because of a change in the Law, then to the extent not prohibited by Applicable Usury Law, such increases shall apply to all Indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by Applicable Usury Law, should the Maximum Rate be decreased because of a change in the Law, such decreases shall not apply to the Indebtedness evidenced hereby regardless of when incurred.

Section 2.8. INTEREST AFTER DEFAULT. Upon the occurrence and during the continuation of an Event of Default, Borrower shall pay Lender interest on the daily outstanding balance of the Loans at the Default Rate; provided, however, the Default Rate shall never exceed the Maximum Rate.

Section 2.9. APPLICATION OF PAYMENTS. The amount of all payments or amounts received by Lender with respect to the Indebtedness shall be applied to the extent applicable under this Agreement and subject to Section 2.11: (a) first, to any late fees, overdue risk assessments, examination fees and expenses, collection fees and expenses, legal fees and expenses and any other fees and expenses (including, without limitation, the Asset Management Fee) due to Lender hereunder; (b) then, to accrued and unpaid interest through the date of such payment, including any interest calculated at the Default Rate in accordance with Section 2.8 hereof; and (c) last, the remaining balance, if any, to the unpaid principal balance of the Indebtedness; provided, however, while a Default exists under the Loan Documents, each payment hereunder shall be applied to amounts owed to Lender by Borrower as Lender in its sole discretion may determine. In calculating interest and applying payments as set forth above; (a) interest shall be calculated and collected through the date a payment is actually applied by Lender under the terms of this Agreement; (b) interest on the outstanding balance shall be charged during any grace period permitted hereunder; (c) at the end of each month, all accrued and unpaid interest and other charges provided for hereunder shall be added to the principal balance of the Loans; and (d) to the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, the obligations intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender and Lender may adjust the outstanding balance of the Indebtedness as Lender, in its sole discretion, deems appropriate under the circumstances.

Section 2.10. ASSET MANAGEMENT FEE. The Borrower shall pay to Lender the Asset Management Fee, as provided in the Fee Letter and in accordance with Section 2.11.

Section 2.11. DISTRIBUTIONS FROM THE COLLECTION ACCOUNT. In accordance with the Availability Report delivered to Lender and the Collateral Agent by the Servicer on the Determination Date and approved by Lender (as set forth in Section 4.9 of the Sale and Servicing Agreement), all funds on deposit in the Collection Account shall be distributed on each Settlement Date by the Collateral Agent as follows:

First, pari passu to the Custodian and the Collateral Agent, the Custodian Fee (including all expenses of the Custodian, if any, in an amount not to exceed $25,000 per annum) and the Collateral Agent Fee (including all expenses of the Collateral Agreement, if any, in an amount not to exceed $50,000 per annum) payable on such Settlement Date;

Second, to Lender, all fees and expenses then due and owing to Lender pursuant to this Agreement or any other Loan Document, including the Asset Management Fee;

Third, to the Servicer, the Servicing Fee with respect to such Settlement Date;

Fourth, to Lender, unpaid interest on the Loans, accrued in accordance with this Agreement up to and including the final day of the calendar month immediately preceding such Settlement Date;

Fifth, to Lender, a repayment of principal of the Revolving Loan in an amount necessary to cause the amount of the Revolving Loan to be no greater than the lesser of (i) the Revolving Facility Limit and (ii) the Revolving Loan Borrowing Base;

Sixth, to Lender, a repayment of principal of the Term Loan in an amount equal to the lesser of (i) the Term Loan Target Amount and (ii) the amount of all remaining funds on deposit in the Collection Account;

Seventh, to Lender, on each Settlement Date following the occurrence of an Event of Default, a repayment of principal in an amount necessary to reduce the amount of the Loans to zero;

Eighth, to Lender, the Collateral Agent, the Custodian and any other indemnified party (other than Borrower, the Servicer or the Seller) pursuant to the terms of this Agreement or any other Loan Document, sequentially in that order, an amount equal to all fees, costs, expenses, indemnities, reimbursements and other payments then due and owing to such person pursuant to this Agreement or any other Loan Document;

Ninth, to Lender, the amount of any Manchester SPE Indebtedness which is due and unpaid (and any payment made to Lender under this clause ninth shall reduce pro tanto such Manchester SPE Indebtedness);

Tenth, to any Manchester SPE, the amount of any payment made by such Manchester SPE in respect of the Loans; and

Eleventh, to the Borrower, or to such other person as the Borrower shall direct the Collateral Agent in writing, all remaining funds.

Notwithstanding anything herein or in any other Loan Document to the contrary, no distributions shall be made pursuant to clause eleventh of this Section 2.11 at any time following the occurrence and during the continuance of an Event of Default or a Default.

Section 2.12. CAPITAL ADEQUACY.

(a) If either (i) the introduction or change in the implementation after December 28, 2006 of or the compliance with or any change after the date hereof in or in the interpretation of any Law regarding the lending contemplated hereby, or (ii) the introduction or change in the implementation after December 28, 2006 or the compliance with any request, directive or guideline issued after December 28, 2006 from any central bank or other governmental authority (whether or not having the force of Law) regarding the lending contemplated hereby has or would have the effect of reducing the rate of return on Lender’s capital, or on the capital of any Person controlling Lender, as a consequence of the Loans made by Lender, to a level below that which Lender or such Person could have achieved but for such change (taking into consideration Lender’s policies and the policies of any such Person with respect to capital adequacy), then from time to time Borrower will pay to Lender, within three (3) Business Days of demand therefore by Lender, such additional amount or amounts as will compensate Lender or such Person for such reduction.

(b) A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to the preceding subsection (a) when delivered to Borrower shall be conclusive absent manifest error.

Section 2.13. DETERMINATIONS CONCLUSIVE. All determinations made by Lender of any amounts payable by the Borrower hereunder (whether of principal, interest, fees, expenses or otherwise) shall be conclusive absent manifest error.

Section 2.14. COLLECTION ACCOUNT. The amount at any time credited to the Collection Account shall be invested in the name of the Collateral Agent in such Eligible Investments as instructed by Lender in writing, or if not so instructed, as described in clause (iv) of the definition thereof. All Eligible Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the Business Day preceding the related Settlement Date. All investment earnings from Eligible Investments in the Collection Account from time to time shall be credited to the Collection Account and included as Collections on the next succeeding Settlement Date, provided that Lender shall be entitled to a four (4) day float on all Collections which float shall be paid to Lender as additional interest on the Loans pursuant to clause Fourth of Section 2.11. If there is any loss on any Eligible Investment, the Borrower shall promptly remit the amount of the loss to the Collateral Agent, for deposit into the Collection Account, no later than the Business Day preceding the next following Settlement Date. All funds deposited in the Collection Account (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and Borrower shall be solely liable for any taxes payable with respect to the Collection Account.

Section 2.15. GUARANTY

Borrower hereby irrevocably, absolutely, and unconditionally guarantees to Lender the prompt, complete, and full payment when due, and no matter how the same shall become due, of the Manchester SPE Indebtedness. Without limiting the generality of the foregoing, Borrower’s liability under this Section 2.15 shall extend to and include all post-petition interest, expenses, and other duties and liabilities of any Manchester SPE to Lender, which would be owed by any Manchester SPE but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving any Manchester SPE. If any Manchester SPE shall for any reason fail to pay any Manchester SPE Indebtedness, as and when such Manchester SPE Indebtedness shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, Borrower will forthwith, upon demand by Lender, pay such Manchester SPE Indebtedness in full to Lender. As between Borrower and Lender, the obligations of Borrower under this Section 2.15 shall be considered a primary and liquidated liability of Borrower. The obligations of Borrower under this Section 2.15 are a continuing guaranty and shall apply to and cover all Manchester SPE Indebtedness and renewals and extensions thereof and substitutions therefor from time to time. No action which Lender may take or omit to take in connection with any Manchester SPE Indebtedness or any security therefor shall release or diminish the Borrower’s obligations under this Section 2.15, regardless of whether any such action or inaction may increase the Manchester SPE Indebtedness. Lender may invoke the benefits of the obligations of Borrower under this Section 2.15 before pursuing any remedies against any Manchester SPE or any other Person and before proceeding against any security now or hereafter existing for the payment or performance of any Manchester SPE Indebtedness. Borrower hereby waives (i) notice of the incurrence of any Manchester SPE Indebtedness by any Manchester SPE; (ii) notice that Lender, any Manchester SPE or any other Person has taken or omitted to take any action relating to any Manchester SPE Indebtedness; (iii) default, demand, presentment for payment, and notice of default, demand, dishonor, nonpayment, or nonperformance; (iv) notice of intention to accelerate, notice of acceleration, protest, notice of protest, notice of any exercise of remedies; and (iv) all other notices of any kind whatsoever.

ARTICLE 3
SECURITY

Section 3.1. SECURITY INTEREST. To secure the prompt payment to Lender of the Indebtedness and any and all other obligations owed by Borrower to Lender, whether now existing or hereinafter arising (the “Secured Obligations”), Borrower hereby irrevocably grants to the Collateral Agent for the benefit of Lender a first and continuing security interest in all of the Borrower’s right, title and interest in and to the Receivables and the Other Conveyed Property and all of the other property and assets of Borrower, whether now owned or existing or hereafter acquired (the “Collateral”): including, without limitation, all accounts, general intangibles, deposit accounts and other bank accounts wherever maintained and established (and all moneys and funds at any time paid, deposited, credited or held in such accounts), deposits, downpayments, chattel paper, instruments, equipment, inventory, goods, fixtures, letter-of-credit rights, software, documents, investment property, payment intangibles, supporting obligations, contract rights and all books and records related to the foregoing, and all proceeds (including, without limitation, “proceeds” as defined in Article 9 of the UCC) of any of the foregoing, including without limitation interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the foregoing, and all additions and accessions to any of the foregoing. Without limiting the foregoing, the Collateral shall also include, without limitation, the following:

(a) All right, title and interest of the Borrower in and to the Contracts with respect to the Receivables, the Transfer Instruments and the other Loan Documents;

(b) All right, title and interest of the Borrower in and to all other property whether now or hereafter owned, acquired or held by the Borrower which secure (or constitute collateral for) any of the Receivables and the Contracts (including the Auto Titles) or other instruments or agreements which evidence any of the Receivables, including without limitation, all right, title and interest in and to all financing statements perfecting such security interests in any of the foregoing;

(c) All right, title and interest of the Borrower in and to all guaranties and other instruments by which any Person guarantees the payment or performance of the Receivables;

(d) All right, title and interest of the Borrower in and to all insurance policies pertaining to or obtained by any Obligor or the Borrower in connection with, or arising out of, any Contract;

(e) All right, title and interest of the Borrower in and to all commitments and other agreements to purchase any Receivables;

(f) All right, title and interest of the Borrower in and to all collections on, and proceeds of or from, any and all of the foregoing;

(g) All files, surveys, certificates, correspondence, appraisals, computer programs, software, tapes, discs, cards, accounting records, and other records, information, and data of the Borrower relating to the Receivables (including all information, data, programs, tapes, discs and cards necessary to administer and service such Receivables);

(h) All contract rights, accounts, rights to payment of money, and general intangibles, relating to such documents and contracts described in (a) through (g) above and as to all such Collateral described in (a) through this subparagraph (h) whether now existing or hereafter at any time acquired or arising;

(i) All now existing or hereafter arising rights to service, administer and/or collect on the Receivables and all rights to the payment of money on account of such servicing, administration and/or collection activities;

(j) All monies, securities and property, now or hereafter held, received by, or entrusted to, in the possession or under the control of any Secured Party or a bailee of Lender and all investment property now or hereafter owned by the Borrower;

(k) All accessions to, substitutions for and all replacements, products and proceeds of the foregoing, including, without limitation, proceeds of insurance policies (including but not limited to claims paid and premium refunds); and

(l) All books and records (including, without limitation, customer lists, credit files, tapes, ledger cards, computer software and hardware, electronic data processing software, computer printouts and other computer materials and records) of the Borrower evidencing or containing information regarding any of the foregoing.

Section 3.2. FINANCING STATEMENTS AND FURTHER ASSURANCES.

(a) Borrower hereby authorizes Secured Parties to file UCC-1 Financing Statements with respect to the Collateral, and any amendments or continuations relating thereto. Borrower hereby agrees to execute any other instruments or documents reasonably necessary to evidence, preserve or protect the security interest of the Collateral Agent for the benefit of Lender in the Collateral. Borrower shall not allow any financing statement or notice of assignment of any Receivables, other than those filed in favor of the Collateral Agent for the benefit of Lender, to be on file in any public office covering any Collateral, proceeds thereof or other matters subject to the security interest granted to the Collateral Agent for the benefit of Lender.

(b) Borrower hereby agrees to deliver to Lender, at such places as Lender may reasonably designate, schedules executed by Borrower, listing the Receivables and fully and correctly specifying in adequate detail the aggregate unmatured unpaid face amount of each Receivable and the amount of the deferred installments thereof falling due each month. These schedules shall be in form and tenor satisfactory to or supplied by Lender. Borrower further warrants and agrees that in each case where the terms of any Receivable require the Borrower or the related Obligor to place or carry fire insurance or other insurance in respect of the merchandise or property to which such Receivable relates, the Borrower shall or shall cause such Obligor to maintain such insurance until the full amount of such Receivable is collected and if not, Lender, at its option, may place and maintain such insurance, charging the cost thereof to Borrower.

Section 3.3. DELIVERY OF RECEIVABLES. Borrower hereby agrees to deliver to the Custodian (i) the original Contract evidencing each Eligible Receivable, together with all related credit applications, truth-in-lending disclosures, credit reports and similar information provided by or related to each Obligor for such Eligible Receivable, and (ii) all applications for Auto Title, guaranties of title, the original Auto Title documentation relating to each Auto Title and all other related information, each as required by and in accordance with the Auto Title Procedures. All Receivables shall, regardless of their location, be deemed to be under the dominion and control of the Collateral Agent for the benefit of Lender (with files so labeled) and deemed to be in the possession of the Collateral Agent for the benefit of Lender.

Section 3.4. FAILURE TO DELIVER. Failure to deliver physical possession of any instruments, documents or writings in respect of any Receivable to the Custodian or the Collateral Agent for the benefit of Lender shall not invalidate the security interest of the Collateral Agent for the benefit of Lender therein. To the extent that possession of any such instruments, documents or writings may be required by applicable law for the perfection of the security interest of the Collateral Agent for the benefit of Lender, the original chattel paper and instruments representing the Receivables shall be deemed to be held by the Collateral Agent for the benefit of Lender, although kept by the Borrower or the Servicer or any other Related Party as the custodial agent of the Collateral Agent for the benefit of Lender.

Section 3.5. NOTICE OF COLLATERAL ASSIGNMENT. At all times all contracts, documents or instruments representing or evidencing a Receivable and the Borrower’s master data processing records shall contain (by way of stamp or other method satisfactory to Lender) the following language: “THIS DOCUMENT HAS BEEN ASSIGNED TO MANCHESTER INDIANA FUNDING, LLC AND IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF, AND PLEDGED AS COLLATERAL TO THE BANK OF NEW YORK TRUST COMPANY, N.A., OR ANY AFFILIATED SUCCESSOR THERETO, AS COLLATERAL AGENT FOR, LENDER UNDER AND AS DEFINED IN THE LOAN AND SECURITY AGREEMENT BETWEEN MANCHESTER INDIANA FUNDING, LLC, AS BORROWER, LENDER AND COLLATERAL AGENT, AS AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME”.

Section 3.6. [RESERVED].

Section 3.7. RECORDS AND INSPECTIONS. Borrower (or Servicer on its behalf) shall at all times keep complete and accurate records pertaining to the Collateral, which records shall be current on a daily basis and located only at the locations set forth in Section 3.7 of Schedule A attached hereto. Any Secured Party, by or through any of its officers, agents, employees, attorneys or accountants, shall have the right to enter any such locations, at any reasonable time or times during regular business hours, for so long as such Secured Party may desire, to inspect the Collateral and to inspect, audit and make extractions or copies from the books, records, journals, orders, receipts, correspondence or other data relating to the Collateral or this Agreement.

Section 3.8. COLLECTION. Subject to Section 3.9, Borrower agrees at its own expense to promptly and diligently collect (or cause the Servicer on its behalf to diligently collect) each installment of all Receivables in trust for the exclusive account of the Collateral Agent for the benefit of Lender, to hold each Secured Party harmless from any and all loss, damage, penalty, liability, fine or expense arising from such collection by Borrower or its agents and to faithfully account therefor to Lender and the Collateral Agent. Upon the occurrence of a Default or an Event of Default, Lender expressly retains the unqualified right at any time if it so elects to take over, or cause a successor Servicer to take over, the collection of the Receivables.

Section 3.9. BLOCKED ACCOUNTS. Borrower (or Servicer on its behalf) shall ensure that all collections of Receivables and the proceeds of all other Collateral are deposited into the Blocked Account on the day of receipt thereof or, if not a Business Day, on the next following Business Day. The Borrower will ensure, pursuant to the Blocked Account Agreement or otherwise, that the depository bank has no Lien upon, or right of set off against, the Blocked Account or in any Items from time to time on deposit therein, and that automatically, on each Business Day the depository bank maintaining the Blocked Account will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Account to the Collection Account. Borrower hereby confirms and agrees that all amounts deposited in the Blocked Account and any other funds received and collected by any Secured Party, whether as proceeds of Collateral or otherwise, shall constitute Collateral. Any Receivables collections or other proceeds of Collateral shall be held in trust by Borrower, Servicer or any Related Party until deposited into the Blocked Account. If a credit balance exists with respect to the Blocked Account as the result of collections of Receivables or proceeds of other Collateral pursuant to the terms and conditions of this Section 3.9, such credit balance shall not accrue interest in favor of the Borrower. Any interest accrued on the Blocked Account shall be transferred to the Collection Account, as provided above. All items deposited in the Blocked Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the amount of that item, or such bank at its discretion may charge any uncollected item to the Servicer’s commercial account or other account. The Servicer shall be liable as an endorser on all items deposited in the Blocked Account, whether or not in fact endorsed by the Servicer. Upon Lender’s request any time hereafter, Borrower agrees to establish and maintain a Lockbox with a bank acceptable to Lender and to execute with such bank a Lockbox Agreement acceptable to Lender in its sole discretion. Thereafter, Borrower shall ensure that all collections of Receivables with the proceeds of other Collateral are paid directly by the Obligors to the Lockbox. To the extent that any Receivables collections or other proceeds of Collateral are not sent directly to the Lockbox but are received by Borrower or any Related Party, Borrower shall cause such collections and proceeds to be held in trust for the Collateral Agent for the benefit of Lender and to be deposited within one (1) Business Day of receipt thereof, in the form received, to the Lockbox or Blocked Account.

Section 3.10. PROTECTION OF RECEIVABLE RECORDS. Borrower hereby agrees to take the following protective actions to prevent destruction of Borrower’s Collateral and records pertaining to such Collateral: (i) if Borrower maintains its Collateral records on a manual system such records shall be kept in a fire proof cabinet or on no less than a monthly basis, a record of all payments on Receivables and all other matters relating to the Collateral shall be placed in an off site safety deposit box (and each Secured Party shall have access to such safety deposit box); or (ii) Borrower agrees to create (or cause the Servicer on its behalf to create) a tape or diskette “back-up” of the computerized information and shall provide Lender with a tape or diskette copy of such “back-up” information each date on which it delivers an Availability Report.

Section 3.11. USE OF PROCEEDS. Borrower shall use the proceeds of the Loans (a) to purchase Eligible Receivables from the Seller pursuant to the Sale and Servicing Agreement, or (b) for payments to Lender hereunder or payment of closing costs incurred with respect to the Transaction Documents.

Section 3.12. RETURN OF COLLATERAL. Upon the payment in full of any Receivable to which the written documents evidencing such Receivable are held by any Secured Party or Custodian, Borrower shall submit all requests for the return of such documents pursuant to a Request For Release of Documents, and the Custodian shall return such documents within five (5) Business Days after receipt of such request.

Section 3.13. LENDER’S PAYMENT OF CLAIMS. Any Secured Party may, in its sole discretion, discharge or obtain the release of any Lien asserted by any Person against the Collateral. All sums paid by any Secured Party in respect thereof shall be payable, on demand, by Borrower to Lender and shall be a part of the Indebtedness.

ARTICLE 4
CONDITIONS OF ADVANCES

Section 4.1. ADVANCES. The obligation of Lender to advance the Term Loan hereunder is subject to the fulfillment, to the satisfaction of Lender and its counsel, in their sole discretion, of each of the following conditions prior to the making of such advance:

(a) Loan Documents. Lender shall have received each of the following Loan Documents: (i) this Agreement, and each other Loan Document executed by the respective parties and (ii) such other documents, certificates, instruments and agreements in connection herewith as Lender shall require, executed, certified and/or acknowledged by such parties as Lender shall designate;

(b)  Payoff Letter from Existing Lender. The Lender shall have received the duly executed Bailee Letter, in form and substance acceptable to Lender;

(c) Charter Documents. Lender shall have received (i) copies of the charter documents of the Borrower, the Seller and the Servicer, as certified by the appropriate officials of the applicable States of organization and the bylaws of the Borrower, the Seller and the Servicer, each as amended, modified, or supplemented to the Effective Date and each certified by the Secretary of Borrower, the Seller or the Servicer, as applicable and (ii) documents similar to those specified in (c)(i) above with respect to each Guarantor not an individual;

(d) Good Standing. Lender shall have received a good standing certificate with respect to Borrower , the Seller, the Servicer and each Guarantor not an individual or partnership, dated within thirty (30) days of the Effective Date, by the appropriate official of such Person’s state of organization, which certificate shall indicate that Borrower, the Seller, the Servicer and such Guarantor (as applicable) are in good standing in such state;

(e) Foreign Qualification. Lender shall have received certificates with respect to Borrower, the Seller, the Servicer and each Guarantor not an individual relating to such Person’s qualification to do business in each state in which such Person’s failure to be duly qualified or licensed would have a Material Adverse Effect, each dated within thirty (30) days of the Effective Date, issued by the appropriate official of each state and indicating that such party is in qualified to do business in such state and in good standing;

(f) Authorizing Resolutions and Incumbency. Lender shall have received a certificate dated the Effective Date from the Secretary of Borrower, the Seller, the Servicer and each Guarantor not an individual attesting to (i) the authorization of the applicable transactions under the Loan Documents and execution and delivery of this Agreement and the other Loan Documents to which Borrower, the Seller, the Servicer and such Guarantor are a party, and the authorization of the specific officers of Borrower, the Seller, the Servicer and such Guarantor to execute same, and (ii) the authenticity of original specimen signatures of such officers;

(g) Availability Report. Lender shall have received an Availability Report with respect thereto from Borrower (or Servicer on behalf of Borrower) executed by an authorized representative of Borrower or Servicer and all supporting documentation as Lender may request;

(h) Property Insurance. If applicable, Lender shall have received the insurance certificates and certified copies of policies required herein, along with a loss payable endorsement naming Lender as sole loss payee and additional insured, all in form and substance satisfactory to Lender and its counsel;

(i) Searches; Certificates of Title. Lender shall have received evidence reflecting the filing of its financing statements and other filings in such jurisdictions as it shall determine, and shall have received certificates of title with respect to the Collateral which shall have been duly executed in a manner sufficient to perfect all of the security interests granted to Lender and shall have received other background reports and information with respect to Borrower, the Seller, the Servicer and Guarantors, which is satisfactory to Lender;

(j) Landlord and Mortgagee Waivers. If applicable, Lender shall have received landlord and mortgagee waivers from the lessors and mortgagees of all locations where any Collateral is located;

(k) Fees. Borrower shall have paid all fees payable by it pursuant to this Agreement, including without limitation, fees and expenses of Lender’s counsel;

(l) Opinions of Counsel. Lender shall have received opinions of Borrower’s, the Seller’s, the Servicer’s and each Guarantor’s counsel dated the Effective Date covering such matters as Lender shall determine in its sole discretion;

(m)  Solvency Certificate. A signed certificate of the Seller concerning the solvency and financial condition of Seller, in form and substance acceptable to Lender;

(n) Accounts. The Collection Account shall have been established to the satisfaction of Lender in its sole discretion;

(o) Custodian Deliverables. The Custodian shall have received all Contracts and all other documents, instruments and writings required to be delivered to the Custodian hereunder and under the Custodial Agreement (including, without limitation, all applications for Auto Titles, guaranties of title and other information required by the Auto Title Procedures and all other Custodial Documents) and Lender shall have received the Custodial Certification from the Custodian relating thereto;

(p) No Material Adverse Effect. No event or condition has occurred since December 28, 2006, or is existing which has had or could reasonably be expected to have a Material Adverse Effect;

(q)  Due Diligence. Lender shall have completed all business, legal and collateral due diligence (including, without limitation, completion by Lender or its agents of an examination and inspection of the Collateral, Borrowers’, Related Parties’, the Seller’s and the Servicer’s financial information, including monthly projections, and Borrowers’ history performance), and the results of such due diligence are satisfactory to Lender, in its sole discretion;

(r)  Share Transaction. An executed set of documents relating to the acquisition (the “Acquisition”) of F.S. English, Inc., an Indiana corporation, and GNAC, Inc., an Indiana corporation, by MIO and MIA, respectively, in form and substance acceptable to Lender in its sole discretion, and evidence satisfactory to Lender in its sole discretion that such transactions have been consummated;

(s)  Closing Certificate. A certificate from Manchester and Rick Stanley, as the selling shareholders’ representative, certifying that all conditions to the Acquisition have been satisfied, in form and substance acceptable to Lender in its sole discretion;

(t)  Guidelines. Lender shall have received copies of the Underwriting Guidelines, the Credit and Collection Policy and the Servicing Guidelines, each in form and substance satisfactory to Lender;

(u) Term Loan. As of the advance of the Term Loan, the outstanding principal balance of the Term Loan does not exceed 80% of the Net Term Pool Balance; and

(v) Reserve Account Side Letter Agreement. Lender shall have received the duly executed Reserve Account Side Letter Agreement in form and substance acceptable to Lender.

Section 4.2. FURTHER ADVANCES. The obligation of Lender to make any advance hereunder (including the advance of the Term Loan) shall be subject to the further conditions precedent that, on and as of the date of such advance:

(a) the representations and warranties of Borrower, the Seller, the Servicer and each Guarantor set forth in this Agreement and the other Loan Documents shall be accurate, before and after giving effect to such advance or issuance and to the application of any proceeds thereof;

(b) no Default or Event of Default has occurred and is continuing, or would result from such advance or issuance or from the application of any proceeds thereof;

(c) no Material Adverse Effect has occurred;

(d) the Custodian shall have issued a Custodian Certification with respect to the Eligible Receivables being financed by such advance;

(e) Lender shall have received a copy of the applicable Transfer Instrument, duly executed by the parties thereto and such other approvals, certificates, opinions or documents as Lender shall reasonably request;

(f) Borrower shall have submitted to Lender a completed Request for Advance in the form and substance of Exhibit A attached hereto at least three (3) Business Days prior to the date such advance is requested and all filings, (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent for the benefit of Lender a first priority perfected security interest in such Collateral and the proceeds thereof shall have been made, taken or performed; and

(g) each of the conditions set out in Section 2.1(b) of the Sale and Servicing Agreement shall have been satisfied with respect to the sale of such Collateral by the Seller to the Purchaser.

Section 4.3. ALL ADVANCES TO CONSTITUTE ONE LOAN. All evidences of credit, loans and advances made by Lender to Borrower under this Agreement and any other documents or instruments executed in connection herewith shall constitute one loan, and all indebtedness and obligations of Borrower to Lender under this Agreement and all other such documents and instruments shall constitute one general obligation secured by the security interest of the Collateral Agent for the benefit of Lender in all of the Collateral and by all other security interests, liens, claims and encumbrances heretofore, now, or at any time or times hereafter granted by Borrower to Lender or the Collateral Agent. Borrower agrees that all of the rights of any Secured Party set forth in this Agreement shall apply to any modification of or supplement to this Agreement and any other such documents and instruments.

Section 4.4. ADVANCES. Lender shall have the right in Lender’s discretion, subject to availability hereunder on behalf of and without notice to Borrower, to make and use advances to pay Lender for any amounts due to Lender pursuant to this Agreement or otherwise, or to cure any default hereunder, notwithstanding the expiration of any applicable cure period.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BORROWERS

Section 5.1. REPRESENTATIONS AND WARRANTIES. To confirm Lender’s understanding concerning the Borrower and its business, properties and obligations and to induce Lender to enter into this Agreement and to extend credit hereunder, the Borrower hereby continuously represents and warrants to Lender and the Secured Parties that, during the term of this Agreement and so long as any Indebtedness remains outstanding:

(a) The Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign limited liability company in all states where such qualification is required, has all necessary limited liability company power and authority to enter into this Agreement and each of the other Loan Documents to which it is a party and to perform all of its obligations hereunder and thereunder.

(b) The Borrower operates its business only under the assumed names listed on Schedule 5.1(b) of Schedule A attached hereto.

(c) Each Related Party (i) is a duly organized and validly existing entity in good standing under the laws of the state of its formation, (ii) is duly qualified as a foreign entity in each jurisdiction in which the nature of its business, makes such qualification necessary or desirable, (iii) has the requisite licenses and permits required under applicable law to carry on its business as now being conducted in all applicable states, except to the extent the failure to do so does not have a material adverse effect on the ability of such Related Party to conduct its business, and (iv) has all requisite right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each other Loan Document to which it is a party and this Agreement and each Loan Document to which a Related Party is a party are the legal, valid and binding obligations of such Related Party and are enforceable against the such Related Party in accordance with their terms.

(d) The execution, delivery and performance by each Related Party of this Agreement and the other Loan Documents to which it is a party does not and shall not (i) violate any provision of any Law, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Person; (ii) violate any provision of its charter documents, bylaws, limited liability company agreement, operating agreement or partnership agreement, as applicable; or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Person is a party or by which it or any of its assets or properties may be bound or affected; and no Related Party is in default of any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

(e) No consent, approval, license, exemption of or filing or registration with, giving of notice to, or other authorization of or by, any court, administrative agency or other governmental authority is or shall be required in connection with the execution, delivery or performance by any Related Party of this Agreement or any other Loan Document for the valid consummation of the transactions contemplated hereby or thereby.

(f) No event has occurred and is continuing which constitutes a Default or an Event of Default. There is no action, suit, proceeding or investigation pending or threatened against or affecting any Related Party, the Seller or the Servicer before or by any court, administrative agency or other governmental authority that brings into question the validity of the transactions contemplated hereby, or that might result in any Material Adverse Effect.

(g) No Related Party is in default in the payment of any taxes levied or assessed against it or any of its assets or properties, except for taxes being contested in good faith and by appropriate proceedings.

(h) Each Related Party has good and marketable title to its assets and properties as reflected in its financial statements furnished to Lender.

(i) Each of the financial statements furnished to Lender by Related Parties was prepared in accordance with GAAP and fairly and accurately reflects their financial condition as of the date thereof; and the Borrower hereby certifies that there have been no Material Adverse Effects, since the date of such statements, and there are no known contingent liabilities not provided for or disclosed in such statements.

(j) Neither this Agreement, any Availability Report or any statement or document referred to herein or delivered to any of Lender, the Collateral Agent or the Custodian by any Related Party contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein not misleading.

(k) Borrower has good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all Liens, except those of the Collateral Agent for the benefit of Lender.

(l) All books, records and documents relating to the Collateral are and shall be genuine and in all respects what they purport to be; the original amount and the unpaid balance of each Receivable shown on the books and records of Borrower or the Servicer and in the schedules represented as owing by each Obligor is and shall be the correct amount actually owing or to be owing by such Obligor at maturity; each Obligor liable upon the Receivables has and shall have capacity to contract; Borrower has no knowledge of any fact which would impair the validity or collectibility of any of the Receivables; and the payments shown to have been made by each Obligor on the books and records of Borrower or the Servicer shall reflect the amounts of and dates on which said payments were actually made.

(m) Each place of business of each Related Party is only at the locations set forth in Section 5.1(n) of Schedule A attached hereto. No Related Party shall begin or do business (either directly or through subsidiaries) at other locations or cease to do business at any of the above locations or at Borrower’s principal place of business without first notifying Lender.

(n) The present value of all benefits vested under all Plans of the Related Parties or any Commonly Controlled Entity (based on the assumptions used to fund the Plans) did not, as of the last annual valuation date (which in case of any Plan was not earlier than December 31, 1982) exceed the value of the assets of the Plans applicable to such vested benefits.

(o) The liability to which any Related Party or any Commonly Controlled Entity would become subject under Sections 4063 or 4064 of ERISA if such Related Party or any Commonly Controlled Entity were to withdraw from all Multi-employer Plans or if such Multi- employer Plans were to be terminated as of the valuation date most closely preceding the Effective Date, is not in excess of One Thousand Dollars ($1,000.00);

(p) No Related Party is engaged nor shall it engage, principally or as one of its important activities, in a business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulations G or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any advances hereunder shall be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors. If requested by Lender, Borrower shall furnish to Lender a statement in conformity with the requirement of Federal Reserve Form G-3 referred to in said Regulation G to the foregoing effect. All of the outstanding securities of each Related Party have been offered, issued, sold and delivered in compliance with, or are exempt from, all federal and state laws and rules and regulations of federal and state regulatory bodies governing the offering, issuance, sale and delivery of securities.

(q) No Related Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(r) Each of the Exhibits and Schedules to this Agreement contain true, complete and correct information.

(s) To the best of Borrower’s knowledge, the land and improvements owned or leased by each Related Party for use in its business operations (including the locations listed in Section 5.1(n) of Schedule A) are free of dangerous levels of contaminates, oils, asbestos, radon, PCB’s, hazardous substances or waste as defined by federal, state or local environmental laws, regulations or administrative orders or other materials, the removal of which is required or the maintenance of which is prohibited, regulated or penalized by any federal, state or local governmental authority.

(t) Each Related Party is solvent, generally able to pay its obligations as they become due, has sufficient capital to carry on its business and transactions and all businesses and transactions in which it intends to engage, and the current value of such Related Party’s assets, at fair saleable valuation, exceeds the sum of its liabilities. No Related Party shall be rendered insolvent by the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and the capital remaining in each Related Party is not now and shall not foreseeably become unreasonably small to permit such Related Party to carry on its business and transactions and all businesses and transactions in which it is about to engage. No Related Party intends to, nor does it reasonably believe it shall, incur debts beyond its ability to repay the same as they mature.

(u) The Collateral Agent for the benefit of Lender has a perfected first priority security interest in favor of the Collateral Agent for the benefit of Lender in all of Borrower’s right, title and interest in the Collateral, prior and superior to any other Lien, except any statutory or constitutional lien for taxes not yet due and payable.

(v) There are no material actions, suits or proceedings pending, or threatened against or affecting the assets of any Related Party or the consummation of the transactions contemplated hereby, at law, or in equity, or before or by any governmental authority or instrumentality or before any arbitrator of any kind. No Related Party is subject to any judgment, order, writ, injunction or decree of any court or governmental agency. There is not a reasonable likelihood of an adverse determination of any pending proceeding which would, individually or in the aggregate, have a Material Adverse Effect.

(w) Section 5.1(x) of Schedule A attached hereto correctly and completely sets forth for each Related Party (i) its full legal name and state of organization, (ii) its Federal Tax Identification Number; (iii) its chief executive office, (iv) all prior names used in the last five (5) years (including, without limitation, such Related Party’s predecessors in interest as a result of a merger or consolidation) and (v) the charter or other similar number for such Related Party in its state of organization.

(x) No Related Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(y) Each Related Party is in compliance with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.2. REPRESENTATIONS AND WARRANTIES AS TO ELIGIBLE RECEIVABLES. With respect to the Eligible Receivables, the Borrower hereby continuously represents and warrants to Lender that during the term of this Agreement and so long as any of the Indebtedness remains unpaid: (i) in determining which Receivables are “Eligible Receivables,” Lender may rely upon all statements or representations made by Borrower, the Seller or the Servicer or any other Related Party; and (ii) those Receivables designated as Eligible Receivables meet the following requirements at all times:

(a) Each Eligible Receivable is genuine, is in all respects what it purports to be and the Contract evidencing such Eligible Receivable has only one original counterpart and, if evidenced by an instrument, includes only one original promissory note which constitutes an instrument under the UCC and no Person other than Lender or the Custodian is in actual or constructive possession of any such original Contract or Auto Title;

(b) The Eligible Receivables represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto;

(c) The amounts of the face value shown on any schedule of Receivables provided to Lender, and/or all invoices or statements delivered to Lender with respect to any Eligible Receivables, are actually and absolutely owing to Borrower and are not contingent for any reason;

(d) No set-offs, counterclaims or disputes as to payments or liability thereon exist or have been asserted with respect thereto and neither Borrower nor any Related Party has made any agreement with any Obligor thereunder for any deduction therefrom, except a discount or allowance allowed by Borrower or Servicer in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the outstanding amount of such Eligible Receivable;

(e) No facts, events or occurrences exist that, in any way, impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the amount of the Receivable shown on any schedule, or on all contracts, invoices or statements delivered to Lender or the Custodian with respect thereto;

(f) All Obligors in connection with Eligible Receivables: (i) had the capacity to contract at the time any contract or other document giving rise to the Receivable was executed; and (ii) generally have the ability to pay their debts as they become due;

(g) To Borrower’s knowledge, no proceedings or actions are threatened or pending against any Obligor that might result in any material adverse effect in the Obligor’s financial condition;

(h) The Eligible Receivables have not been assigned or pledged to any Person other than as permitted pursuant to the Loan Documents;

(i) The goods giving rise to the Eligible Receivables are not, and were not at the time of the sale, rental and/or lease thereof, subject to any Lien except those of the Collateral Agent for the benefit of Lender, or those removed or terminated prior to the date hereof;

(j) The Delinquency set forth in the Availability Report shall be delivered to Lender by Borrower hereunder as determined pursuant to the Aging Procedures and Eligibility Test;

(k) All Receivables included in all calculations of the Collateral Base or the Revolving Loan Borrowing Base hereunder are Eligible Receivables;

(l) All Contracts represent the legal, valid and binding payment obligation of the applicable Obligors, enforceable in accordance with their terms, subject to bankruptcy, insolvency and other Laws (including, but not limited to principles of equity) affecting the rights of creditors;

(m) No instrument of release or waiver has been executed in connection with any Contract, and no Obligor has been released from its obligations thereunder, in whole or in part, and no action has been taken by the Borrower or any Related Party to release any collateral under any Contract; and

(n) Except as disclosed in writing to Lender, no Contract has been amended after the date on which such Contract is pledged to the Collateral Agent for the benefit of Lender hereunder in any material respect or such that the amount of any monthly payment or the total number of the monthly payments is increased or such that the amount of any monthly payment or the total number of monthly payments is decreased.

ARTICLE 6
COVENANTS AND OTHER AGREEMENTS

Section 6.1. AFFIRMATIVE COVENANTS. During the term of this Agreement and so long as any of the Indebtedness remains unpaid and until Lender’s obligations to make advances under this Agreement have terminated, the Borrower agrees and covenants, that it shall:

(a) Pay or cause to be paid currently all of its expenses, including all payments on its obligations whenever due, as well as all payments of any and all taxes of whatever nature when due. This provision shall not apply to taxes or expenses which are due, but which are challenged in good faith and for which adequate reserves have been established.

(b) Maintain, preserve, and protect the Collateral, including, but not limited to, keeping all Contracts and other written records otherwise evidencing the Collateral (to the extent not held by the Custodian) in a fire proof cabinet.

(c) Furnish to Secured Parties prompt written notice as to the occurrence of any Default or Event of Default hereunder.

(d) Carry on and conduct its business in the same manner and in the same fields of enterprise as it is presently engaged, and shall preserve its existence, licenses or qualifications as a domestic, limited liability company in the State of Delaware and as a foreign organization in every jurisdiction in which the character of its assets or properties or the nature of the business transacted by it at any time makes qualification as a foreign organization necessary, and to maintain all other material organizational rights and franchises.

(e) Comply, and cause each Related Party to comply, with all statutes, governmental rules and regulations applicable to them and their business (including, without limitation, applicable usury and consumer Laws).

(f) Permit and authorize Secured Parties and allow Secured Parties to access, without notifying any Related Party, (i) to make such inquiries or investigation through business credit, other credit reporting services or other sources concerning any Related Party as any Secured Party, in its sole discretion, shall deem appropriate and (ii) to inspect, audit and examine the Collateral at the premises of Related Parties.

(g) Provide Lender sixty (60) days prior written notice of Borrower initiating any activities in any state other than the then-Approved States. Lender shall not provide financing for any Receivable generated in a state other than the Approved States until Lender’s counsel has reviewed applicable lending laws in such new state and Lender has approved activities in such new state by adding such new state to the Approved State list.

(h) In accordance with Section 5.2(a) hereof, cause each Contract to have only one original counterpart.

(i) Purchase Receivables evidenced by Contracts which are solely on forms that are in compliance with applicable state and federal Laws.

(j) Deliver to the Custodian the original Contract and all other documentation required by Section 3.3 hereof to be governed by the terms of the Custodial Agreement.

(k) Provide Lender with evidence of Related Parties’ insurance (including, without limitation, property damage and liability insurance) issued by a reputable carrier, as required by Lender (which insurance shall be in such amounts and cover such risks as is satisfactory to Lender and shall include without limitation, Director and Officer insurance, Errors and Omissions insurance and Fidelity insurance). This insurance shall reflect the Collateral Agent for the benefit of Lender as the loss payee or additional insured, as required by Lender, and contain a provision that the Collateral Agent for the benefit of Lender shall be notified by the carrier thirty (30) days prior to the termination or cancellation of any such insurance.

(l) Promptly notify Lender and the Collateral Agent in writing of:

(i) the occurrence of any Material Adverse Effect;

(ii) the acceleration of the maturity of any indebtedness owed by any Related Party, or any default by any Related Party under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound; and

(iii) the filing of any suit or proceeding against any Related Party.

Upon the occurrence of any of the foregoing the Related Parties will take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, acceleration, default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.

(m) Perform its obligations and undertakings under and pursuant to the Sale and Servicing Agreement, purchase Receivables thereunder in strict compliance with the terms thereof, take all actions to perfect and enforce its rights and interests (and the rights and interests of Lender and the Collateral Agent for the benefit of Lender as collateral assignee of the Borrower) under the Sale and Servicing Agreement as any Secured Party may from time to time request, and diligently enforce the rights and remedies accorded to the Borrower with respect to the Seller and the Servicer pursuant to the Sale and Servicing Agreement and the other Loan Documents.

(n) Comply at all times with the Post Closing Agreement.

Section 6.2. NEGATIVE COVENANTS. During the term of this Agreement and until the Indebtedness secured hereby has been paid in full and all of Lender’s obligations to make advances under this Agreement have terminated, the Borrower covenants and agrees that it shall not, without Lender’s prior written consent, do any of the following:

(a) (i) Incur or permit to exist any Lien with respect to the Collateral now owned or hereafter acquired by Borrower, except Liens in favor of the Collateral Agent for the benefit of Lender or (ii) enter into or become subject to any agreement (other than this Agreement or any Loan Document) that prohibits or otherwise restricts the right of Borrower to create, assume or suffer to exist any Lien in favor of the Collateral Agent for the benefit of Lender on such Person’s assets.

(b) Delegate, transfer or assign any of its obligations or liabilities under this Agreement or any other Loan Document, or any part thereof, to any other Person.

(c) Be a party to or participate in: (i) any merger or consolidation; (ii) any purchase or other acquisition of all or substantially all of the assets or properties or shares of any class of, or any partnership or joint venture interest in, any other Person; (iii) any sale, transfer, conveyance or lease of all or substantially all of the Borrower’s assets or properties; or (iv) any sale or assignment with or without recourse of any Receivables or other Collateral.

(d) Incur, assume or suffer to exist any Liabilities (including any contingent liabilities) or otherwise become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise other than (i) the Indebtedness, (ii) accounts payable incurred in the ordinary course of business, or (iii) other Liabilities consented to in writing by Lender.

(e) Directly or indirectly make loans to, invest in, extend credit to, or guaranty the debt of any Person, other than in the ordinary course of Borrower’s business.

(f) Amend, modify, or otherwise change in any respect any material agreement, instrument, or arrangement (written or oral) by which Borrower, or any of its assets, are bound.

(g) Change its name, convert from one type of entity to another type, change its principal place of business, change the state in which it is organized under, or make any material changes in the nature of its business as carried on as of December 28, 2006.

(h) Make any expenditure or commitment or incur any obligation or enter into or engage in any transaction except as expressly authorized pursuant to the Loan Documents, (ii) engage directly or indirectly in any business or conduct any operations except as expressly authorized pursuant to the Loan Documents, or (iii) make any acquisitions of or capital contributions to or other investments in any Person except pursuant to the Sale and Servicing Agreement.

(i) Make any Distribution except from amounts paid to the Borrower under sub-section “Eleventh” of Section 2.11, or as expressly authorized in the use of proceeds letter referenced to in Section 4.1(t).

Section 6.3. SEPARATENESS COVENANTS.

(a) Borrower shall:

(i) maintain books and records and bank accounts separate from those of any other Person;

(ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii) comply with all organizational formalities necessary to maintain its separate existence;

(iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(vi) prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii) not enter into any transaction with Affiliates except on an arm’s-length basis and pursuant to written, enforceable agreements;

(ix) conduct business in its own name, and use separate stationery, invoices and checks;

(x) not commingle its assets or funds with those of any other Person;

(xi) not assume, guarantee or pay the debts or obligations of any other Person except for the Cross Guaranty Obligation;

(xii) correct any known misunderstanding as to its separate identity;

(xiii) not permit any Affiliate to guarantee or pay its obligations except (a) the Guarantors pursuant to the Guaranty, or (b) any Manchester SPE pursuant to the Cross Guaranty Obligation;

(xiv) not make loans or advances to any other person except pursuant to the Cross Guaranty Obligation;

(xv) pay its liabilities and expenses out of its own funds except for (a) the Guarantors pursuant to the Guaranty, and (b) any Manchester SPE pursuant to Section 2.11 of this Agreement;

(xvi) maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(xviii) at all times have at least one Independent Manager; and

(xix) comply in all respects with the assumptions contained in the bankruptcy opinion of Greenberg Traurig LLP dated December 28, 2006.

(b) Borrower shall not:

(i) guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under the Loan Documents;

(iii) incur, create or assume any indebtedness or liabilities other than as expressly permitted under the Loan Documents;

(iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person other than as permitted under the Loan Documents;

(v) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Borrower’s business;

(vi) buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities); or

(vii) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

Section 6.4. FINANCIAL REPORTS. Borrower (or the Servicer on Borrower’s behalf) shall furnish to Lender and its duly authorized representatives such information respecting the business and financial condition of the Borrower as Lender may reasonably request, and without any request, the following financial statements and reports, in a form satisfactory to Lender:

(a) As soon as available and in any event no later than 12:00 noon New York time on each Determination Date and on each Monday (or if not a Business Day, on the next following Business Day): (i) the Availability Report in the form and substance of Exhibit B attached hereto; (ii) the Statement of Accounts Receivable showing the detailed aging of each Receivable, in a form acceptable to Lender in its sole discretion; and (iii) the Compliance Certificate in form and substance of Exhibit C attached hereto;

(b) Promptly after receipt thereof, any written reports, management letters or other detailed information contained in writing concerning significant aspects of any Related Party’s or any of their subsidiary’s operations or concerning significant aspects of any Related Party’s or any of their subsidiary’s financial affairs, given to it by its independent public accountants;

(c) Promptly after receipt thereof and in no event more than five (5) Business Days thereafter, a copy of each audit or other report made by any state or federal agency of the books and records or assets of any Related Party of their compliance or non-compliance with applicable laws relating to the underwriting, origination, servicing and/or collection of loans;

(d) Promptly (but never more than five (5) Business Days) after knowledge thereof shall have come to the attention of Borrower, written notice of (i) any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower or any Related Party or (ii) the occurrence of any Default or Event of Default hereunder or a default under any other Loan Document;

(e) As soon as available, a copy of all federal and state tax returns filed by each Related Party during the current fiscal year and each fiscal year hereafter; and

(f) Within ten (10) calendar days of a request therefor from Lender, such other information (whether financial or otherwise) regarding the Borrower or any Related Party as Lender shall reasonably require.

ARTICLE 7
EVENTS OF DEFAULT AND REMEDIES

Section 7.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Borrower fails to pay the principal component of the Loans or any interest thereon when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) The Borrower fails to pay any Indebtedness (other than the Indebtedness in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five (5) calendar days after the same becomes due and payable.

(c) Any “default” or “event of default” (other than those set forth in Subsections (a) and (b) above) occurs under any Loan Document, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document.

(d) The Borrower fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.1(a), (c), (g), (j), or (m), Section 6.2 or Section 6.3.

(e) Any Related Party fails (other than as referred to in subsections (a), (b), (c) or (d) above or (q) below) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of ten (10) days after notice of such failure is given by any Secured Party to Borrower.

(f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Related Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect as of the date upon which the same was made, or any Loan Document at any time ceases to be valid, binding and enforceable for any reason.

(g) If the validity or enforceability of any Lien granted to the Collateral Agent for the benefit of Lender to secure the Indebtedness shall be impaired in any respect or to any degree, for any reason, or if any other Lien shall be created or imposed upon the Collateral.

(h) If any judgment or judgments in the aggregate against Borrower or any other Related Party (net of any insurance for which the insurance company has admitted liability) in an amount in excess of Twenty-Five Thousand Dollars ($25,000.00), or any attachment or other levy against the properties or assets of any Related Party with respect to a claim for any amount in excess of Twenty-Five Thousand Dollars ($25,000.00), remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days.

(i) Default in the payment of any sum due under any instrument of indebtedness for borrowed money owed by any Related Party to any Person, or any other default under such instrument of indebtedness for borrowed money that permits such indebtedness for borrowed money to become due prior to its stated maturity.

(j) If a court or governmental authority of competent jurisdiction shall enter an order, judgment or decree appointing, with or without any Related Party’s consent or acquiescence, a receiver, custodian, liquidator, trustee or other officer with similar powers of any Related Party or of the whole or any substantial part of its properties or assets, or approving a petition filed against any Related Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the federal bankruptcy laws or any other applicable law, and such order, judgment or decree shall remain unvacated, unstayed or not set aside for an aggregate of thirty (30) days (whether or not consecutive) from the date of the entry thereof or if any petition seeking such relief shall be filed against any Related Party and such petition shall not be dismissed within thirty (30) days.

(k) The occurrence of a Material Adverse Effect.

(l) If any Related Party shall: (i) be generally not paying its debts as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act or other act for the relief or aid of debtors; (iii) make an assignment for the benefit of its creditors; (iv) consent to or acquiesce in the appointment of a receiver, custodian, liquidator, trustee or other officer with similar powers of either its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the federal bankruptcy laws or any other applicable law; (vi) be adjudicated insolvent or be liquidated; (vii) admit in writing its inability to pay debts as they become due; (viii) voluntarily suspend transaction of usual business; or (ix) take any action, corporate or otherwise, for the purpose of any of the foregoing.

(m) Any of the following shall occur: (i) entry of a court order that enjoins, restrains or in any way prevents any Related Party from conducting all or any material part of its business affairs in the ordinary course of business or (ii) withdrawal or suspension of any license or authority required for the conduct of any material part of any Related Party’s business.

(n) Any Person seeks to challenge the enforceability of any Loan Document.

(o) Any of the following cease to be officers and employees of Manchester Seller or Servicer (as applicable), or the terms of their engagement by, or the scope of their involvement in the business or operations of, Manchester, MIA or MIO (as applicable) changes in any material respect, unless such cessation or change is expressly approved by Lender in writing: (i) with respect to Manchester: James Wororz, Norm Thoennes, Leroy Taylor and Debbie Bennett; and (ii) with respect to MIA and MIO: Rick Stanley.

(p) The occurrence of any Servicer Termination Event, Seller Default or Guarantor Default.

(q) Any breach by Manchester, MIA, MIO or the Borrower of their covenants and agreements under the Post-Closing Agreement.

Section 7.2. ACCELERATION OF THE INDEBTEDNESS. Upon the occurrence of an Event of Default described in Sections 7.1(j) and (l) above, all of the Indebtedness shall thereupon be immediately due and payable, without demand, presentment, notice of demand or dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by each Related Party. Upon any such acceleration, any obligation of Lender to make any additional advances on the Loans shall be permanently terminated. During the continuance of any other Event of Default, the outstanding principal balance together with all accrued but unpaid interest on the Indebtedness and all other sums due and payable by Borrower to Lender may, at the option of Lender and without demand, presentment, notice of demand or dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by each Related Party, be declared, and immediately shall become due and payable.

Section 7.3. REMEDIES. If any Default shall occur and be continuing, Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document and the following rights and remedies:

(a) All of the rights and remedies of a secured party under the UCC, as amended, or other applicable Law.

(b) The right, to the fullest extent permissible by law, to: (i) enter upon the premises of any Related Party, or any other place or places where the Collateral is located and kept, without any obligation to pay rent to any Related Party, through self-help and without judicial process, without first obtaining a final judgment or giving any Related Party notice and opportunity for a hearing on the validity of Lender’s claim, and remove the Collateral therefrom to the premises of any Secured Party or any agent of any Secured Party, for such time as Lender may desire, in order to effectively collect and liquidate the Collateral; and/or (ii) require any Related Party to assemble the Collateral and make it available to such Secured Party at a place to be designated by Lender, in Lender’s reasonable discretion.

(c) The right to sell or otherwise dispose of any or all Collateral in its then condition at public or private sale or sales, in lots or in bulk, for cash or on credit, all as Lender, in its discretion, may deem advisable; provided that such sales may be adjourned from time to time with or without notice. The requirement of reasonable notice to Related Parties of the time and place of any public sale of the Collateral or of the time after which any private sale either by Lender or at its option, a broker, or any other intended disposition thereof is to be made, shall be met if such notice is mailed, postage prepaid, to Related Parties at the address of Related Parties designated herein at least ten (10) Business Days before the date of any public sale or at least ten (10) Business Days before the time after which any private sale or other disposition is to be made unless applicable law requires otherwise.

(d) Each Secured Party shall have the right to conduct such sales on Related Parties’ premises or elsewhere and shall have the right to use Related Parties’ premises without charge for such sales for such time or times as Lender may see fit. Each Secured Party is hereby granted a license or other right to use, without charge, Related Parties’ labels, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Related Parties’ rights under all licenses and all franchise agreements shall inure to the benefit of the Collateral Agent for the benefit of Lender.

(e) Each Secured Party shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and such Secured Party may purchase all or part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Indebtedness owing by Borrower to Lender, all in the discretion of Lender. The proceeds realized from the sale of any Collateral shall be applied first to reasonable costs and expenses, attorney’s fees, expert witness fees incurred by any Secured Party for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second to any unpaid expenses or fees payable hereunder to any Secured Party or the Custodian; third to all payments, other than principal and interest, due under this Agreement; fourth to interest due upon any of the Indebtedness; fifth to the principal balance owing on the Indebtedness; and sixth the remainder, if any, to Borrower, its successors or assigns, or to whomsoever may be lawfully entitled to receive the same. If any deficiency shall arise, Borrower shall remain liable to Lender therefor.

(f) The right to appoint or seek appointment of a receiver, custodian or trustee of Borrower or any of its properties or assets pursuant to court order.

(g) The right to cease all advances hereunder.

(h) All other rights and remedies that any Secured Party may have at law or in equity.

Additionally, if any Default shall occur and be continuing, each Secured Party may enforce the payment of any Indebtedness due it or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Secured Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 7.4. NO WAIVER. No delay, failure or omission of Lender or the Collateral Agent to exercise any right upon the occurrence of any Default or Event of Default shall impair any such right or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein. Lender may, from time to time, in a writing waive compliance by the other parties with any of the terms of this Agreement and its rights and remedies upon any Default or Event of Default, and, Borrower agrees that no waiver by Lender shall ever be legally effective unless such waiver shall be acknowledged and agreed to in writing by Lender. No waiver of any Default or Event of Default by Lender shall impair any right or remedy of Lender not specifically waived. No single, partial or full exercise of any right of Lender shall preclude any other or further exercise thereof. No modification or amendment of or supplement to this Agreement or any other written agreement between the parties hereto shall be valid or effective (or serve as a basis of reliance by way of estoppel) unless the same is in writing and signed by the party against whom it is sought to be enforced. The acceptance by Lender at any time and from time to time of a partial payment or partial performance of any of Borrower’s obligations set forth herein shall not be deemed a waiver, reduction, modification or release from any Default or Event of Default then existing. No waiver by Lender of any Default or Event of Default shall be deemed to be a waiver of any other existing or any subsequent Default or Event of Default.

Section 7.5. APPLICATION OF PROCEEDS. After an Event of Default shall have occurred and is continuing, all amounts received by any Secured Party on account of any Indebtedness and realized by any Secured Party with respect to the Collateral, including any sums which may be held by any Secured Party, or the proceeds of any thereof, shall be applied in the same manner as proceeds of Collateral as set forth in Section 7.3(e) hereof.

Section 7.6. APPOINTMENT OF SECURED PARTIES AS ATTORNEY-IN-FACT. Borrower irrevocably designates, makes, constitutes and appoints each Secured Party (and all persons reasonably designated by any Secured Party), with full power of substitution, as Borrower’s true and lawful attorney-in-fact (and not agent-in-fact) and each Secured Party, or such Secured Party’s agent, may, without notice to Borrower, and at such time or times thereafter as such Secured Party or said agent, in its discretion, may determine, in Borrower’s or such Secured Party’s name, at no duty or obligation on such Secured Party, do the following:

(a) All acts and things necessary to fulfill Borrower’s administrative duties pursuant to this Agreement and the other Loan Documents;

(b) Upon the occurrence of any Default or Event of Default, all acts and things necessary to fulfill Borrower’s obligations under this Agreement and the Loan Documents, except as otherwise set forth herein, at the cost and expense of Borrower; and

(c) In addition to, but not in limitation of the foregoing, at any time or times upon the occurrence of an Event of Default, each Secured Party shall have the right: (i) to enter upon Borrower’s premises and to receive and open all mail directed to Borrower and remove all payments to Borrower on the Receivables; (ii) in the name of Borrower, to notify the Post Office authorities to change the address for the delivery of mail addressed to Borrower to such address as such Secured Party may designate; (iii) demand, collect, receive for and give renewals, extensions, discharges and releases of any Receivable; (iv) institute and prosecute legal and equitable proceedings to realize upon the Receivables; (v) settle, compromise, compound or adjust claims in respect of any Receivable or any legal proceedings brought in respect thereof; (vi) generally, sell in whole or in part for cash, credit or property to others or to itself at any public or private sale, assign, make any agreement with respect to or otherwise deal with any of the Receivables as fully and completely as though such Secured Party were the absolute owner thereof for all purposes, except to the extent limited by any applicable Laws and subject to any requirements of notice to Borrower or other persons under applicable Laws; (vii) take possession and control in any manner and in any place of any cash or non-cash items of payment or proceeds of Receivables; (viii) endorse the name of Borrower upon any notes, acceptances, checks, drafts, money orders, chattel paper or other evidences of payment of Receivables that may come into the possession of such Secured Party; and (ix) sign Borrower’s name on any instruments or documents relating to any of the Collateral, or on drafts against Obligors. The appointment of each Secured Party as attorney-in-fact for Borrower is coupled with an interest and is irrevocable.

ARTICLE 8
EXPENSES AND INDEMNITIES

Section 8.1. PAYMENT FOR EXPENSES. Borrower shall pay (on the date of the initial funding of the Loans, and thereafter, within thirty (30) days after any invoice or other statement or notice) all costs and expenses incurred by any Secured Party or any of their affiliates, including, without limitation, (a) all documentation and diligence fees and expenses, (b) all search, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC, judgment and tax lien searches and wire transfer fees), (c) all audit fees and expenses, and (d) all of Secured Parties’ attorneys’ fees and expenses in connection with (i) any effort to enforce, protect or collect payment of any Indebtedness or to enforce this Agreement, any other Loan Document or any related agreement, document or instrument, or effect collection hereunder or thereunder, (ii) instituting, maintaining, preserving, enforcing and foreclosing on the Liens of the Collateral Agent for the benefit of the Lender in any of the Collateral, whether through judicial proceedings or otherwise, (v) defending or prosecuting any actions, claims or proceedings arising out of or relating to the Secured Parties’ transactions with the Borrower or the Related Parties unless there is a final, non-appealable judgement by a court which finds the applicable Secured Party to have acted in gross negligence or willful misconduct in connection therewith, or (vi) any modification, restatement, supplement, amendment, waiver or extension of this Agreement, any other Loan Document or any related agreement, document or instrument and all of the same may and shall be part of the Indebtedness. Borrower hereby further agrees to pay all of the Custodian’s fees and expenses owing under the Custodial Agreement and all of the Collateral Agent’s fees and expenses pursuant to the Collateral Agent Fee Letter.

Section 8.2. GENERAL INDEMNIFICATION. Borrower hereby agrees to indemnify and hold each Secured Party harmless, on demand, from and against any and all claims, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, expenses or disbursements (collectively “Claim” or “Claims”) of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against any Secured Party, or any of their officers, directors, employees or agents (including accountants, attorneys or other professionals hired by any Secured Party) in any way relating to or arising out of the Loan Documents or any action taken or omitted by any Secured Party, or any of their officers, directors, employees or agents (including accountants, attorneys or other professionals) under the Loan Documents, except to the extent such indemnified matters are finally found by a court to be caused by the applicable Secured Party’s gross negligence or willful misconduct.

ARTICLE 9
COLLATERAL AGENT

Section 9.1. APPOINTMENT AND AUTHORITY. Lender hereby irrevocably authorizes Collateral Agent, and Collateral Agent hereby undertakes, to hold and maintain the Collection Account and receive deposits therein, and make distributions therefrom in accordance with Section 2.11 and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to the Collateral Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Collateral Agent to Lender is only that of one a bank acting as Collateral Agent for Lender, and nothing in the Loan Documents shall be construed to constitute Collateral Agent a trustee or other fiduciary for Lender or any holder of any participation in the Loans nor to impose on Collateral Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Collateral Agent, Collateral Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lender with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to Lender, all Related Parties or any other Person, pending receipt of instructions or in so acting or refraining from acting) upon the instructions of Lender, provided, however, that Collateral Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable Law.

Section 9.2. EXCULPATION, COLLATERAL AGENT’S RELIANCE, ETC. Neither Collateral Agent nor any of its directors, officers, agents, attorneys, or employees shall be liable to Lender, any Related Party or any other Person for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, including their negligence of any kind, except that each shall be liable for its own gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Collateral Agent (a) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to Lender and shall not be responsible to Lender for any statements, warranties or representations made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Related Party or to inspect the property (including the books and records) of any Related Party; (d) shall not be responsible to Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (e) may rely upon the representations and warranties of each Related Party or Secured Party in exercising its powers hereunder; and (f) shall incur no liability to Lender under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Lender as it deems appropriate. Collateral Agent shall not be liable to Lender, any Related Party or any other Person for special, exemplary, punitive or consequential damages.

Section 9.3. INDEMNIFICATION. Lender agrees to indemnify Collateral Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Collateral Agent arising out of, resulting from or in any other way associated with any of the Collateral, the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (whether arising in contract or in tort and otherwise).

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY COLLATERAL AGENT,

provided only that Lender shall not be obligated under this section to indemnify Collateral Agent for that portion, if any, of any liabilities and costs which is proximately caused by Collateral Agent’s own individual gross negligence or willful misconduct, as determined in a final non-appealable judgment. Cumulative of the foregoing, Lender agrees to reimburse Collateral Agent promptly upon demand any costs and expenses to be paid to Collateral Agent by Borrower under Section 8.1 to the extent that Collateral Agent is not timely reimbursed for such expenses by Borrower as provided in such section. As used in this section the term “Collateral Agent” shall refer not only to the Person designated as such in this Agreement but also to each director, officer, attorney, employee, representative and Affiliate of such Person.

Section 9.4. BENEFIT OF ARTICLE 9. The provisions of this Article are intended solely for the benefit of Lender, and no Related Party shall be entitled to rely on any such provision or assert any such provision in a claim or defense against Lender. Lender and the Collateral Agent may waive or amend such provisions as they desire without any notice to or consent of Borrower or any other Related Party.

Section 9.5. RESIGNATION AND REMOVAL OF COLLATERAL AGENT. The Collateral Agent may be removed at any time with or without cause by Lender. The Collateral Agent may resign at any time by giving written notice thereof to Lender and Borrower. Each such notice shall set forth the date of such resignation. Upon any such removal or resignation, Lender shall have the right to appoint a successor Collateral Agent, or may act as the Collateral Agent itself. A successor must be appointed for any removed or retiring Collateral Agent, and such Collateral Agent’s resignation or removal shall become effective only when such successor accepts such appointment. If, within sixty days after the date of the retiring or removed Collateral Agent’s resignation or removal, as applicable, no successor Collateral Agent has been appointed and has accepted such appointment, then the retiring or removed Collateral Agent’s resignation or removal, as applicable, shall nonetheless be effective as of such date. Upon the earlier of the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent or the effective date of the retiring or removed Collateral Agent’s resignation or removal, the retiring or removed Collateral Agent, as applicable, shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder, as applicable, the provisions of this Article 9 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under the Loan Documents. Upon the removal or resignation of the Collateral Agent, the Collateral Agent hereby agrees, at Borrower’s expense, to cooperate with Lender in transferring to the successor Collateral Agent the Collection Account and all amounts therein, all documents, instruments, chattel paper and other items in its possession, and all UCC-1 financing statements naming it as secured party thereunder and hereby further agrees to cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Lender may from time to time reasonably request in order to so transfer to any successor Collateral Agent any duties and documents, instruments or chattel paper.

Section 9.6. NOTICE OF DEFAULTS. Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of amounts required to be paid to Collateral Agent for the account of Lender or otherwise, unless Collateral Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Collateral Agent will notify Lender of its receipt of any such notice. Collateral Agent shall take such action with respect to such Default as may be directed by Lender; provided, however, that unless and until Collateral Agent has received any such direction, Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lender.

ARTICLE 10
MISCELLANEOUS

Section 10.1. NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on Schedule A hereto, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, that any notice to a Secured Party under Section 2.1 hereof shall be deemed to have been given only when received by such Secured Party. The Borrower hereby authorizes Secured Parties to rely upon the telephone or written instructions of any person identifying himself or herself as an authorized officer of the Borrower and upon any signature which such Secured Party believes to be genuine, and the Borrower shall be bound thereby in the same manner as if the Borrower were authorized or such signature were genuine.

Section 10.2. ASSIGNMENTS AND PARTICIPATIONS. Lender may at any time sell, assign, grant participations in, delegate or otherwise transfer to any other Person (an “Assignee”) all or part of the rights and duties of Lender under this Agreement and the other Loan Documents pursuant to a written instrument a copy of which has been delivered to Collateral Agent. To the extent indicated in any document, instrument or agreement so selling, assigning, granting participations in, or otherwise transferring to an Assignee such rights and/or duties, (i) the Assignee shall acquire all of Lender’s rights under the Agreement and the other Loan documents and (ii) the Assignee shall be deemed to be the “Lender” under this Agreement and the other Loan Documents with the authority to exercise such rights in the capacity of Lender; provided, however, all such Assignees shall be bound by the terms of Article 9, and similar provisions in the other Loan Documents. Related Parties hereby authorize Lender to disseminate any information it has pertaining to the Indebtedness, including without limitation, complete and current credit information on Related Parties and any of their principals to any Assignee or prospective Assignee.

Section 10.3. SURVIVAL OF AGREEMENTS. All of the various representations, warranties, covenants and agreements of Related Parties (including without limitation, any agreements to pay costs and expenses and to indemnify Secured Parties) in the Loan Documents shall survive the execution and delivery of the Loan Documents and the performance under such Loan Documents, and the Collateral Agent for the benefit of Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding any termination of financing under this Agreement until all Indebtedness is fully performed and paid in full in cash. All indemnity obligations and all other obligations to pay costs and expenses of the Related Parties hereunder and under the other Loan Documents shall survive payment of the Indebtedness in full.

Section 10.4. NO OBLIGATION BEYOND MATURITY. Each Related Party agrees and acknowledges that upon the Maturity Date, Lender shall have no obligation to renew, extend, modify or rearrange the Loans or make further advances and shall have the right to require all amounts due and owing under the Loans to be paid in full upon such date.

Section 10.5. PRIOR AGREEMENTS SUPERSEDED. This Agreement, together with the other Loan Documents, constitute the sole and only agreement of the parties hereto and supersede any prior understandings or written or oral agreements between the parties respecting the subject matter of this Agreement and the other Loan Documents. No provision of this Agreement or other Loan Document may be modified, waived or terminated except by instrument in writing executed by Lender and the party against whom a modification, waiver or termination is sought to be enforced.

Section 10.6. PARTIES BOUND. This Agreement shall be binding upon the Borrower, the Collateral Agent, Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Collateral Agent, Lender and the successors and permitted assigns of Borrower, the Collateral Agent and Lender. Borrower shall not assign its rights or duties hereunder without the written consent of Lender.

Section 10.7. NO THIRD PARTY BENEFICIARY. This Agreement is for the sole benefit of Lender, the Collateral Agent and Borrower and is not for the benefit of any third party.

Section 10.8. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.

Section 10.9. SEVERABILITY OF PROVISIONS. Any provision which is determined to be unconscionable, against public policy or any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.10. FURTHER INSTRUMENTS. Borrower shall from time to time execute and deliver, and shall cause each of its subsidiaries to execute and deliver, all such amendments, supplements and other modifications hereto and to the other Loan Documents and all such financing statements or continuation statements, instruments of further assurance and any other instruments, and shall take such other actions, as Lender or the Collateral Agent reasonably requests and deems necessary or advisable in furtherance of the agreements contained herein.

Section 10.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart. Any such counterpart which is delivered to Lender by email, facsimile or other similar electronic transmission shall be deemed the equivalent of an originally executed counterpart and shall be fully admissible in any enforcement proceedings regarding this Agreement.

Section 10.12. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT AND INSTRUMENT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA. EACH PARTY HERETO HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS LENDER MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, EACH PARTY HERETO ACCEPTS AND CONSENTS FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO AGREES THAT SECTIONS 5-1401 AND 5.1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND WAIVES ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO IT AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

Section 10.13. CONSENT TO JURISDICTION. AT THE OPTION OF LENDER, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK; AND EACH PARTY HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY RELATED PARTY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, OR (b) ARISING FROM ANY LENDING RELATIONSHIP EXISTING AMONG THE COLLATERAL AGENT AND LENDER, ON THE ONE HAND, AND THE RELATED PARTIES, ON THE OTHER HAND, IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 10.15. PLEDGE BY LENDER. For the avoidance of doubt, it is agreed that Lender may at any time pledge the Indebtedness owed to it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Person; provided, however, that (i) no such pledge or grant of security interest to any Person shall release Lender from its obligations hereunder or under any other Loan Document and (ii) the acquisition of title to Lender’s Indebtedness pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects.

Section 10.16. COMMITMENT LETTER. This Agreement was made pursuant to the terms of that certain Commitment Letter (the “Commitment Letter”) dated September 28, 2006 among Lender, Manchester and Palm Beach Links Capital, L.P, and any amendment, supplement, restatement, modifications or extension thereof. To the extent this Agreement supersedes any terms or provisions of the Commitment Letter, this Agreement shall control. Any terms or provisions of the Commitment Letter which are not expressly superseded by this Agreement shall remain in effect.

Section 10.17. TIME OF ESSENCE. Time is of the essence for the performance of the obligations set forth in this Agreement and the Loan Documents.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

BORROWER:

MANCHESTER INDIANA FUNDING, LLC, a Delaware limited liability company

By:	MANCHESTER INDIANA ACCEPTANCE , INC.,
its Member

By:
Name:
Title:

LENDER:

PALM BEACH MULTI-STRATEGY FUND, L.P.

By:	PALM BEACH LINKS CAPITAL, L.P.,
its general partner

By: PBL HOLDINGS, LLC,
its general partner

By:
Managing Director

By:
Managing Director

BANK OF NEW YORK TRUST COMPANY, N.A. as Collateral Agent

By:
Name: John C. Stohlmann
Title: Vice President

EXHIBIT A

REQUEST FOR ADVANCE

MANCHESTER INDIANA FUNDING, LLC

To:	Palm Beach Multi-Strategy Fund L.P. 2911 Turtle Creek Blvd. Suite 1200 Dallas Texas 75219

Re:
Loan and Security Agreement (as amended from time to time, the “Loan Agreement”), dated as of December 28, 2006, by and among Palm Beach Multi-Strategy Fund, L.P., Manchester Indiana Funding, LLC and The Bank of New York, as Collateral Agent

Date of Request: ______________, 200__

This Request for Advance is delivered pursuant to Section 4.2 of the Loan Agreement. All terms defined in the Loan Agreement shall have the same meaning herein, except as expressly stipulated otherwise herein.

I.	(i)	Total Receivables to be contributed
		related to Request for Advance:		$
	(ii)	Less
		(A) Unearned finance charges/insurance/fees			(	)
		(B) Net ineligible Receivables			(	)
		(C) Total Eligible Receivables to be contributed related to Request for Advance (I(i) minus I(ii)(A) and (B))		$

II.	(i)	Gross Availability related to Request for Advance:
		Advance Rate 80.0% x Total Eligible Receivables (I)(C)		$
	(ii)	Request for Advance		$
	(iii)	Loan amount available
		(A)	Loan amount		$30,000,000.00
		(B)	Current Outstanding Balance of Indebtedness	$
		(C)	Available (II(iii)(A) minus II(iii)(B))	$
	Amount of Advance (least of II(i), II(ii), and II(iii)(C)			$

To induce Lender to make the Loan requested herein, Borrower hereby represents, warrants, acknowledges and agrees to and with Lender that:

A-1

a.
upon making the requested advance, the aggregate principal balance of the outstanding Loan made by Lender shall be equal to or less than the lesser of (i) the Amount of Credit Line or (ii) the Availability on Eligible Receivables;

b.
the representations and warranties made in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof;

c.	no Default or Event of Default has occurred and is continuing or would be caused by the advance requested hereby;

d.	Borrower has performed and complied with all agreements and conditions required to be performed or complied with by it under the Loan Documents.

e.	all necessary authorizations and approvals contemplated by the Loan Documents have been duly obtained and are in full force and effect; and

f.	the proceeds of the requested advance shall be used for the purposes set forth in Section 3.11 of the Loan Agreement.

g.
the officer of Borrower signing this Request for Advance is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto having all necessary authority to act for Borrower in making the request herein contained.

MANCHESTER INDIANA FUNDING, LLC By: Manchester Indiana Acceptance, Inc., its Member

By:

Name:

Title:

A-2

EXHIBIT B

AVAILABILITY REPORT

B-1

EXHIBIT C

COMPLIANCE CERTIFICATE

To:	Palm Beach Multi-Strategy Fund, L.P. c/o Links Business Capital, LP 2911 Turtle Creek Blvd., Suite 1200 Dallas, TX 75219

Re:
Loan and Security Agreement (as amended from time to time, the “Loan Agreement”), dated as of December 28, 2006, by and among Manchester Indiana Funding, LLC (“Borrower”), Palm Beach Multi-Strategy Fund, L.P., as Lender, and The Bank of New York Trust Company, N.A., or any affiliated successor thereto, as Collateral Agent

Reference is hereby made to the Loan Agreement. Terms used and not otherwise defined herein shall have the meaning given to them in the Loan Agreement. This Compliance Certificate (this “Certificate”) is being delivered to you pursuant to Section 6.4(a)(iii) of the Loan Agreement. Borrower hereby represents, warrants, acknowledges and agrees to and with Lender that:

(a) The representations and warranties of Borrower made in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof;

(b) There does not exist on the date hereof any condition or event which constitutes a Default or Event of Default;

(c) The officer of Borrower signing this Certificate is the duly elected, qualified and acting officer of Borrower as indicated below such officer’s signature hereto.

C-1

IN WITNESS WHEREOF, this Certificate is executed as of ____________, 20__.

MANCHESTER INDIANA FUNDING, LLC

By:	MANCHESTER INDIANA ACCEPTANCE, INC.
its Member

By:

Name:

Title:

C-2

SCHEDULE A TO
LOAN AND SECURITY AGREEMENT

This Schedule A to the Loan and Security Agreement is executed in conjunction with that certain Loan and Security Agreement (“Loan Agreement”), dated December 28, 2006, by and between Manchester Indiana Funding, LLC, as Borrower, Palm Beach Multi-Strategy Fund, L.P. as Lender and The Bank of New York Trust Company, N.A., or any affiliated successor thereto, as Collateral Agent.

ELIGIBLE RECEIVABLES TESTS

SECTION 1.1(a)(i)                AGING PROCEDURES

The term “Aging Procedures” shall mean, with respect to a Receivable, such Receivable has been reported to the Lender in compliance with the following aging procedures:

No payment missed or due	=	Current
1 to 30 days past due	=	“30 day Account”
31 to 60 days past due	=	“60 day Account”
61 or more days past due	=	“60+ day Account”

SECTION 1.1(a)(ii)  APPROVED STATES

The term “Approved States” shall mean Indiana.

SECTION 1.1(a)(iii)              ELIGIBILITY TEST

The term “Eligibility Test” shall mean satisfaction of the following additional tests to determine the eligibility of a Receivable for purposes of being an Eligible Receivable:

1.
Such Receivable is not sixty one (61) days or more contractually past the due date set forth in the underlying Contract unless the applicable Obligor is protected under the Servicemembers Civil Relief Act of 2003, and the contribution of such Receivable will not cause the aggregate principal balance of all Eligible Receivables which are more than 30 days contractually past due to exceed five percent (5%) of the aggregate principal balance of all Eligible Receivables.

2.
The minimum interest rate on the Consumer Loan Documents underlying such Receivable is at least 19% per annum with respect to the Initial Receivables and at least 24% per annum with respect to any other Eligible Receivables, in each case payable no less frequently than monthly.

3.	The Contribution of the Receivable will not cause the weighted average age (by unpaid principal balance, based on model year) of all Eligible Receivables to exceed eight (8) years.

4.	The contribution of the Receivable will not cause the weighted average mileage (by unpaid principal balance, at the time of sale) of all Eligible Receivables to exceed 95,000.

5.
The contribution of the Receivable will not cause the weighted average down payment with respect to all Eligible Receivables (by unpaid principal balance) to be less than 8% of the initial price of the related Financed Vehicles.

SECTION 1.1(a)(iv)  MAXIMUM AMOUNT OF AN ELIGIBLE RECEIVABLE

The maximum principal balance of an Eligible Receivable (the “Maximum Amount of an Eligible Receivable”), for any date of determination, shall not exceed $15,000, as of such determination date.

SECTION 1.1(a)(v)                MAXIMUM TERM OF AN ELIGIBLE RECEIVABLE

The maximum term of an Eligible Receivable (the “Maximum Term of an Eligible Receivable”), for any date of determination, shall not have more than 59 months remaining until the due date of such Eligible Receivable, as of such determination date.

SECTION 1.1(c)                    GUARANTORS

1.	Manchester, Inc., a Nevada corporation.
2.	Manchester Indiana Operations, Inc., a Delaware corporation.
3.	Manchester Indiana Acceptance, Inc., a Delaware corporation.

SECTION 1.1(d)                    MATURITY DATE

The term “Maturity Date” shall mean December 28, 2009.

SECTION 2.1(a)(i)                MINIMUM AMOUNT FUNDED UNDER A LOAN

The minimum amount of any advance funded under the Loan shall not be less than $200,000.

SECTION 2.1(a) (ii)  AMOUNT OF CREDIT LINE

Thirty million dollars ($30,000,000).

SECTION 5.1(b)                    ASSUMED NAMES

(i) Borrower:

[TO BE PROVIDED]

(ii) Guarantors:

JD Byrider Franchise # IN106
F.S. English, Inc, dba JD Byrider
GNAC, Inc. dba CarNow Acceptance Company (CNAC)

SECTION 5.1(n)                    BUSINESS LOCATIONS

All locations are as follows:

3250 West Washington Street, Indianapolis, IN
5055 US 41 South, Terre Haute, IN
1999 East Ft Harrision Road, Terre Haute, IN
1630 Coliseum Blvd North, Fort Wayne, IN
5000 Decature Road, Fort Wayne IN

SECTION 5.1(x)                     RELATED PARTY INFORMATION

Exact Name of Related Party	State of Organization	Federal Tax I.D. No.	Chief Executive Officer	Prior Names	Charter No.
Manchester Indiana Funding, LLC	DE		Richard Gaines	None	4275138
Manchester Indiana Operations, Inc.	DE	20-5943757	Rick Stanley	None	4255687
Manchester Indiana Acceptance, Inc.	DE	20-5943834	Rick Stanley	None	4255689
Manchester Inc.	NV	98-0380409	Richard Gaines	None	C21342-2002

SECTION 10.1. NOTICES

Lender:	Palm Beach Multi-Strategy Fund, L.P.
c/o Links Business Capital, LP
2911 Turtle Creek Blvd., Suite 1200
Dallas, Texas 75219
Tel: 214.276.5670
Fax: 214.276.5692

With a copy to:	Bank of New York Trust Company, N.A.
600 N. Pearl St., Suite 420
Dallas, Texas 75201
Attn: John C. Stohlmann
Telephone: (214) 880-8238
Fax: (214) 880-8253

Borrower:	Manchester Indiana Funding, LLC
100 Crescent Court, 7th Floor
Dallas, Texas 75201
Facsimile: (214) 459-8035
Attn: Richard D. Gaines, Corporate Secretary

Manchester:	Manchester Inc.
100 Crescent Court, 7th Floor
Dallas, Texas 75201
Facsimile: (214) 459-8035
Attn: Richard D. Gaines, Corporate Secretary

Collateral Agent:	Bank of New York Trust Company, N.A.
600 N. Pearl St., Suite 420
Dallas, Texas 75201
Attn: John C. Stohlmann
Telephone: (214) 880-8238
Fax: (214) 880-8253